   As filed with the Securities and Exchange Commission on May 26, 1999

                                                 Registration No. 333-49751
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                Post-Effective

                              Amendment No. 1 to

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                            Star Gas Partners, L.P.
             (Exact name of registrant as specified in its charter)

        Delaware                   5984                     06-1437793
    (State or other          (Primary Standard            (I.R.S. Employer
      jurisdiction              Industrial               Identification No.)
  of incorporation or       Classification Code)     Richard F. Ambury, Vice
     organization)                                  President and Treasurer
  2187 Atlantic Street                                      Star Gas LLC
    P.O. Box 120011                                     2187 Atlantic Street
 Stamford, Connecticut                                    P.O. Box 120011
       06912-0011                                   Stamford, Connecticut 06912-
     (203) 328-7300                                             0011
(Address, including zip                                    (203) 328-7300
       code, and                                      Name, address, including
   telephone number,                                       zip code, and
including area code, of                             telephone number, including
 registrant's principal                                    area code, of
   executive offices)                                   (agent for service)



                                    Copy to:
                   Phillips Nizer Benjamin Krim & Ballon LLP
                          666 Fifth Avenue, 28th Floor
                            New York, New York 10103
                                 (212) 977-9700
                            Attn: Alan Shapiro, Esq.

        Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [_]     .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-49751.

                               ----------------


  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 Subject to Completion--Dated May 26, 1999

PROSPECTUS

                          1,000,000 Common Units

                            Star Gas Partners, L.P.

                     Representing Limited Partner Interests

                               ----------------

  We are offering up to an aggregate of 1,000,000 common units representing limited partner interests that we may issue from time to time in connection with our acquisition of other businesses, properties or securities in business combination transactions. We expect that the terms of these acquisitions will be determined by direct negotiations with the owners or controlling persons of the business, properties or securities to be acquired. We will value the common units that we issue in these transactions at prices reasonably related to the market prices of the common units either at the time the terms of an acquisition are agreed upon or at or about the time of delivery of the common units. We are the eighth largest retail distributor of propane and the largest retail distributor of home heating oil in the United States.

  We intend, to the extent we have sufficient cash available from operations, to distribute to each holder of common units a distribution of at least $0.575 per common unit per quarter, which is the minimum quarterly distribution, or $2.30 per common unit on a yearly basis. Our general partner has broad discretion in making cash disbursements and establishing reserves. During the subordination period, which generally will not end before October 1, 2002, we will make the minimum quarterly distribution to holders of common units before any distributions will be made on the Star Gas Partners interests that rank below the common units.

  We may also permit persons who receive common units from us that are covered by this prospectus to reoffer and resell these units under this prospectus.

  We will pay the costs and expenses of the registration and offering of the common units. We will not pay any underwriting discount or commissions for the issuance of the common units, although we may pay finder's fees for specific acquisitions. Any person receiving a finder's fee may be considered to be an "underwriter" within the meaning of the Securities Act of 1933.

  The common units are listed on the New York Stock Exchange under the symbol "SGU." The last reported sale price of common units on the NYSE on May 24, 1999 was $15.25 per common unit.

  You should read "Risk Factors" beginning on page 11 of this prospectus for a discussion of the material risks relating to an investment in the common units.

                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                The date of this prospectus is May  , 1999

                               TABLE OF CONTENTS

GUIDE TO READING THIS PROSPECTUS......    1
SUMMARY...............................    2
  The Business........................    2
  The Offering........................    7
  Summary of Tax Considerations.......    9
RISK FACTORS..........................   11
  Risks Inherent in Our Businesses....   11
  Risks Arising Out of the
   Transaction........................   15
  Risks Inherent in an Investment in
   Star Gas Partners..................   16
  Tax Risks to Common Unitholders.....   19
THE TRANSACTION.......................   21
  Acquisition of Petro................   21
  Financings and Refinancings.........   21
  New General Partner.................   22
  Amendment of Partnership Agreement..   22
USE OF PROCEEDS.......................   23
OUTSTANDING SECURITIES COVERED BY THIS
 PROSPECTUS...........................   23
STAR GAS PARTNERS STRUCTURE AND
 MANAGEMENT FOLLOWING THE
 TRANSACTION..........................   23
PRICE RANGE OF COMMON UNITS AND
 DISTRIBUTIONS........................   25
CASH DISTRIBUTION POLICY..............   26
  General Description of Cash
   Distribution.......................   26
  Quarterly Distributions of Available
   Cash...............................   27
  Distributions of Available Cash from
   Operating Surplus During the
   Subordination Period...............   27
  Distributions of Available Cash from
   Operating Surplus After the
   Subordination Period...............   28
  Incentive Distributions During the
   Subordination Period...............   28
  Incentive Distributions After the
   Subordination Period...............   29
  Distributions from Capital Surplus..   30
  Limitations and Prohibitions on
   Distributions on Subordinated
   Interests..........................   30
  Adjustment of Minimum Quarterly
   Distribution and Target
   Distribution Levels................   30
  Issuance of Additional Senior
   Subordinated Units.................   31

  Distributions of Cash upon
   Liquidation During the
   Subordination Period...............  33
  Distributions of Cash upon
   Liquidation After the Subordination
   Period.............................  34
BUSINESS..............................  36
  General.............................  36
  Industry Characteristics............  36
  Competitive Strengths...............  37
  Business Strategy...................  38
  Propane.............................  38
  Home Heating Oil....................  43
  Other...............................  46
MANAGEMENT............................  49
  Star Gas Partners Management........  49
  Reimbursement of Expenses of the
   General Partner....................  52
BENEFICIAL OWNERSHIP OF PRINCIPAL
 UNIHOLDERS AND MANAGEMENT............  54
DESCRIPTION OF THE COMMON UNITS.......  55
  The Rights of Unitholders...........  55
  Transfer Agent and Registrar........  55
  Obligations and Procedures for the
   Transfer of Units..................  55


FEDERAL INCOME TAX CONSIDERATIONS.....  57
Tax Consequences of Unit Ownership....  57
Tax Treatment of Unitholders..........  60
Tax-exempt Organizations and Other
 Investors............................  63
Tax Treatment of Operations...........  64
Administrative Matters................  65
Disposition of Units..................  68
State, Local and Other Tax
 Considerations.......................  71
PLAN OF DISTRIBUTION..................  72
VALIDITY OF COMMON UNITS..............  72
EXPERTS...............................  72
WHERE YOU CAN FIND MORE INFORMATION...  73
FORWARD-LOOKING STATEMENTS............  73
INCORPORATION OF CERTAIN DOCUMENTS BY
 REFERENCE............................  74
ANNEX A--APPLICATION FOR TRANSFER OF
 COMMON UNITS......................... A-1
ANNEX B--GLOSSARY OF TERMS............ B-1

                       GUIDE TO READING THIS PROSPECTUS

 The following information should help you understand some of the conventions used in this prospectus.

 . Throughout this prospectus, we refer to ourselves, Star Gas Partners,
  L.P., as "we," or "us" or "Star Gas Partners." Generally we refer to ourselves as "we" or "us" when discussing operations (such as "We are the eighth largest retail distributor of propane.........''), and as ""Star Gas
  Partners'' when discussing our entity or its structure (such as ""Star Gas
  Partners conducts its operations through Star Gas Propane, L.P....'').

 . When we refer to a fiscal year, we are referring to Star Gas Partners' fiscal year that ends September 30. Historically, Petro has operated on a calendar year basis.

 . Except as the context otherwise requires, references to:

   (1) the "transaction" refers to our acquisition of Petro and certain related transactions that closed on March 26, 1999;

   (2) our operations prior to the completion of the transaction included the operations of Star Gas Propane, L.P., referred to in this prospectus as "Star Gas Propane" and its subsidiary; and

   (3) our operations from the time of completion of the transaction include all of the operations cited above together with Petro's home heating oil operations.

 . This prospectus generally treats Petro's home heating oil operations as if they had historically been owned and operated by Star Gas Partners. Prior to the transaction, the home heating oil business and operations referred to in this prospectus were owned and operated by Petro, which is the parent of our former general partner. Following the transaction, the home heating oil business and operations have been operated by Petro, which is our wholly-owned subsidiary, Petro's immediate parent corporation, Petro Holdings, Inc., referred to in this prospectus as "Petro Holdings," and Petro's wholly-owned subsidiaries.

 . As part of the transaction, we appointed a new general partner, Star Gas
  LLC. References to the "general partner" generally refer to Star Gas LLC unless the context refers to the period prior to the transaction, in which case we are referring to Star Gas Corporation.

 . For ease of reference, a glossary of some terms used in this prospectus is included as Annex B to this prospectus. Capitalized terms not otherwise defined in this prospectus have the meanings given in the glossary.

 . Unless otherwise specified, the information in this prospectus gives effect to the partial exercise of the underwriters' over-allotment option for the equity offering on April 26, 1999.

                                    SUMMARY

  This summary highlights some information from this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors, financial statements, annexes and all information incorporated by reference.

                                  The Business

General

  We are the eighth largest retail distributor of propane and the largest retail distributor of home heating oil in the United States. Our propane operations serve customers in the Midwest and Northeast regions, and our home heating oil operations serve customers in the Northeast and Mid-Atlantic regions.

 Propane Operations

  Our propane operations are primarily engaged in the retail distribution of propane and related supplies and equipment to residential, commercial, industrial, agricultural and motor fuel customers. We serve our approximately 166,000 propane customers from 55 branch locations and 32 satellite storage facilities in the Midwest, and 19 branch locations and 14 satellite storage facilities in the Northeast. In addition to our retail business, we also serve approximately 30 wholesale customers from our facilities in southern Indiana.

  On a pro forma basis giving effect to acquisitions in fiscal 1998, approximately 80% of our propane sales, by volume of gallons sold, were to retail customers and approximately 20% were to wholesale customers. Our retail sales have historically had a greater profit margin, more stable customer base and less price sensitivity than our wholesale business.

 Home Heating Oil Operations

  We are a leading consolidator in the highly fragmented home heating oil industry. We serve approximately 340,000 home heating oil customers from 24 branch locations in the Northeast and Mid-Atlantic regions. We also install and repair heating equipment 24 hours a day, seven days a week, 52 weeks a year, generally within four hours of requests. These services are an integral part of our basic home heating oil service, and are designed to maximize customer satisfaction and loyalty.

  As a result of a major strategic study, in 1996 we began to implement an operational restructuring program designed to take advantage of our size within the home heating oil industry. This program involves regionalization of our home heating oil operation into three profit centers, which allows us to operate more efficiently. In addition, this program enables us to access developments in communication and computer technology that are in use by other large distribution businesses, but are generally not used by other retail heating oil companies. This program is designed to reduce our operating costs, improve our customer service and establish a brand image among our heating oil consumers.

  For the twelve months ended September 30, 1998, approximately 83% of our total sales were from sales of home heating oil, approximately 13% were from the installation and repair of heating equipment and approximately 4% were from the sale of other petroleum products, including diesel fuel and gasoline, to commercial customers.

Industry Characteristics

  Propane is used primarily for space heating, water heating and cooking by residential and commercial customers. Home heating oil is used primarily as a source of residential space heating. The retail propane and home heating oil industries are both mature, with total demand expected to remain relatively flat or to decline slightly. We believe that these industries are relatively stable and predictable due to the largely non-discretionary nature of propane and home heating oil use. Accordingly, the demand for propane and home heating oil has historically been relatively unaffected by general economic conditions and has been a function of weather conditions.

  According to the American Petroleum Institute, the domestic retail market for propane is approximately 9.4 billion gallons annually and according to the Energy Information Administration, this accounts for approximately 4% of household energy consumption in the United States. According to the Energy Information Administration, the domestic retail market for home heating oil is approximately 7.4 billion gallons annually and the Northeast accounts for approximately two-thirds of the demand for home heating oil in the United States. In 1997, approximately 6.9 million, or 36% of all homes in the Northeast, were heated by oil.

  The propane and home heating oil distribution industries are highly fragmented, characterized by a large number of relatively small, independently owned and operated local distributors. Each year a significant number of local distributors have sought to sell their business for reasons that include retirement and estate planning. In addition, the propane and heating oil distribution industries are becoming more complex due to increasing environmental regulations and escalating capital requirements needed to acquire advanced, customer oriented technologies. Primarily as a result of these factors, both industries are undergoing consolidation, and Star Gas Partners and Petro have been active consolidators in their markets.

Competitive Strengths

  We believe that we are well-positioned to compete in the propane and home heating oil industries. Our competitive strengths include:

 . High Percentage of Sales to Stable, Higher Margin Residential
   Customers. Our propane and home heating oil operations concentrate on sales to residential customers. Residential customers tend to generate higher margins and are generally more stable purchasers than other customers. For the year ended September 30, 1998, sales to residential customers represented 56% of our retail propane gallons sold and 66% of propane gross profit. In addition, we own approximately 95% of the propane tanks located at our customers' homes, which further enhances our profitability and customer stability. For the twelve months ended September 30, 1998, sales to residential customers represented 83% of Petro's total heating oil gallons sold and 91% of total heating oil gross profit.


 . Proven Acquisition Expertise. Petro has a proven track record in the acquisition of home heating oil companies. Petro has achieved substantial growth since 1979 through the acquisition and consolidation of 188 retail home heating oil distributors in both new and existing markets. In addition, since January 1994, our propane operations have acquired 12 distributors, including seven distributors in fiscal 1998.

 . Premium Service Provider with Brand Name Recognition. In New York and our
   Mid-Atlantic region, our home heating oil business now operates only under the name "Petro," rather than the acquired brand names previously in use. We have been building this brand name by focusing on delivering premium service to our customers.

 . Operating Leverage. As the largest retail distributor of home heating oil and a leading retail distributor of propane in the United States, we are able to realize economies of scale in operating, marketing, information technology and other areas by spreading our costs over a larger base of sales. In our home heating oil business, we are using communication and computer technology, generally not used by our competitors, that has allowed us to realize operating efficiencies.

Business Strategy

  Our primary objective is to increase cash flow on a per unit basis. We intend to pursue this objective principally through the following strategies:

 . Pursuing Strategic Acquisitions. We intend to continue to grow through acquisitions. Both the propane and home heating oil distribution industries are highly fragmented, characterized by a large number of relatively small, independently owned and operated local distributors. We believe that, as a result of the transaction, the field of potential acquisition candidates will be broadened due to our ability to acquire propane companies, home heating oil companies and companies with both propane and home heating oil operations. In addition, our increased size will enable us to consider larger transactions.

 . Realizing Operating Efficiencies in Existing and Acquired Operations. We intend to continue to implement our restructuring and cost reduction programs in our home heating oil business to improve profitability and realize cost savings in both existing and acquired operations. We intend to continue to focus our propane operations in high margin markets with a large proportion of residential customers.

 . Focusing on Customer Growth and Retention. We intend to continue to seek internal growth through individual branch marketing programs in our propane business. In our home heating oil business, we seek to maximize customer retention by providing premium customer service and building brand awareness and customer loyalty.

 . Enhancing Our Brand Awareness. We believe that the impact of Petro's branding efforts may offer competitive advantages in the home heating oil industry, due to the lack of comparable branding and extremely low consumer awareness in the industry.


  There can be no assurance that we will be able to implement the above strategies.

The Transaction

  Star Gas Partners acquired Petro as part of a four-part transaction which closed on March 26, 1999. The four principal parts of the transaction are described below.

 . Acquisition of Petro. Petro became a wholly-owned, indirect subsidiary of Star Gas Partners through:

   (1) a merger of one of Star Gas Partners' wholly-owned subsidiaries into Petro; and

   (2) an exchange by affiliates of Petro of their Petro common stock for senior subordinated units, junior subordinated units and general partner units of Star Gas Partners.

 . Financings and Refinancings. We offered and sold to the public 8,720,013 common units, the net proceeds of which were approximately $116.1 million. We subsequently sold an additional 230,000 common units upon the partial exercise of the underwriters' over-allotment option, the net proceeds of which were approximately $3.1 million. Separately, Petro offered and sold $90 million of senior secured notes in a private transaction, the net proceeds of which were approximately $87.7 million. Star Gas Partners, along with Petro Holdings, have guaranteed the notes. Star Gas Partners used the proceeds from these offerings to redeem or restructure most of Petro's public and private debt and its preferred stock.

 . New General Partner. As a result of the transaction, Star Gas Corporation became a subsidiary of Star Gas Partners. We substituted a new general partner, Star Gas LLC, for Star Gas Corporation. This substitution was necessary because a general partner cannot be a subsidiary of a limited partnership of which it is a general partner.

 . Amendment of Partnership Agreement. We amended our partnership agreement in effect prior to the transaction. The amendment, among other things, facilitated the completion of the transaction and increased our minimum quarterly distribution from $0.55 to $0.575 per common unit per quarter.

Use of Proceeds

  The common units that we are offering under this prospectus may be issued by us from time to time as the consideration when we acquire other businesses, properties or securities in business combination transactions.

Star Gas Partners Structure and Management Following the Transaction

  Our propane operations are conducted through Star Gas Propane and its wholly-owned corporate subsidiaries. In addition, substantially all of our propane operations' consolidated assets and liabilities are accounted for by Star Gas Propane in which Star Gas Partners owns a 99.99% limited partnership interest and the general partner owns a 0.01% general partner interest. The general partner directs and manages all activities of Star Gas Partners and Star Gas Propane and is reimbursed on a monthly basis for all related direct and indirect expenses it incurs on their behalf. Our home heating oil operations are conducted through Petro Holdings, Petro and Petro's subsidiaries.

  Upon completion of the transaction, Star Gas LLC became our general partner and the general partner of Star Gas Propane.

  Star Gas Partners, L.P.'s principal executive offices are located at 2187 Atlantic Street, Stamford, CT 06902. Our telephone number is (203) 328-7300.

  The following chart illustrates the organization and ownership of Star Gas Partners, Star Gas Propane and its subsidiaries and Star Gas LLC immediately following the transaction after giving affect to the partial exercise of the over-allotment option. The percentages reflected in the following chart represent the approximate ownership interests in each of Star Gas Partners and Star Gas Propane, individually, and not on an aggregate basis. The table does not give effect to the sale of any common units that we are offering under this prospectus.

                    [CHART DEPICTING STAR GAS ORGANIZATION]

                                  The Offering

Common units offered by Star
Gas Partners.............

                                1,000,000 common units from time to time as consideration when we acquire other businesses, properties or securities in business combination transactions.


Distributions of available      .  We intend to distribute, to the extent
cash..........................     there is sufficient available cash, at
                                   least a minimum quarterly distribution
     (See page 26)                 of $0.575 per unit, or $2.30 per unit on
                                   a yearly basis.

                                .  "Available cash" for any quarter
                                   consists generally of all cash on hand
                                   at the end of that quarter, as adjusted
                                   for reserves. The general partner has
                                   broad discretion in establishing
                                   reserves.

                                .  In general, available cash will be
                                   distributed per quarter based on the
                                   following priorities:

                                   .  First, to the common units until each
                                      has received $0.575, plus any arrearages from prior quarters.

                                   . Second, to the senior subordinated units until each has received $0.575.

                                   .  Third, to the junior subordinated units
                                      and general partner units until each has received $0.575.

                                   .  Finally, after each unit has received
                                      $0.575, available cash will be
                                      distributed proportionately to all units until target levels are met.

                                .  If distributions of available cash
                                   exceed target levels greater than
                                   $0.604, the senior subordinated units,
                                   junior subordinated units and general
                                   partner units will receive incentive
                                   distributions.

Limitations and prohibitions
on distributions..............  .  Distributions will not be made on the senior subordinated units, junior
     (See page 30)                 subordinated units or general partner
                                   units for any quarter in our fiscal year
                                   1999, which ends on September 30, 1999.

                                .  Distributions may be made on the senior
                                   subordinated units, junior subordinated
                                   units and general partner units
                                   beginning with our fiscal year 2000,
                                   which begins on October 1, 1999. Any
                                   distributions made on these units
                                   depends on the amount of available cash
                                   we generate after October 1, 1999.

Timing of distributions.......  .  We make distributions approximately 45 days after March 31, June 30, September
     (See page 27)                 30 and December 31 to unitholders on the
                                   applicable record date.

Subordination period..........  .  The subordination period will end once we meet the financial tests in the
      (See page 27)                partnership agreement, but it generally
                                   cannot end before October 1, 2002.
                                   However, if the general partner is
                                   removed under some circumstances, the
                                   subordination period will end.

                                .  When the subordination period ends, all
                                   senior subordinated units and junior
                                   subordinated units will convert into
                                   Class B common units on a one-for-one
                                   basis, and each common unit will be
                                   redesignated as a Class A common unit.

                                .  The main difference between the Class A
                                   common units and Class B common units is that the Class B common units will continue to have the right to receive incentive distributions and additional units.

Incentive distributions.......     If quarterly distributions of available
                                   cash exceed target levels, the senior
      (See page 28)                subordinated units, junior subordinated
                                   units and general partner units will
                                   receive an increased percentage of
                                   distributions, resulting in their
                                   receiving a greater amount on a per unit basis than the common units.

NYSE trading symbol...........     SGU.

                         Summary of Tax Considerations

  The tax consequences of an investment in Star Gas Partners will depend in part on your own tax circumstances. You should consult your own tax advisor about the federal, state and local tax consequences of an investment in common units. The following is a brief summary of the material tax consequences of owning and disposing of common units. All statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, reflect
the opinion of counsel as of    , 1999. For a detailed discussion see "Federal
Income Tax Considerations."

 We Will Be Classified as a Partnership For Tax Purposes

  In the opinion of counsel, we have been and will continue to be classified for federal income tax purposes as a partnership. Accordingly, we will pay no federal income taxes, and each unitholder will be required to report in his federal income tax return his share of our income, gains, losses and deductions without regard to distributions.

 Star Gas Partners Allocations and Distributions Are Based on Your Percentage of Interest in Us

  In general, our yearly income and loss will be allocated to the general partner and the unitholders for each taxable year in accordance with their percentage interests in us. A unitholder will be required to take into account, in determining his federal income tax liability, his share of our taxable income for each of our taxable years ending with or within the taxable year of the unitholder, even if cash distributions are not made to him. As a consequence, a unitholder's share of our taxable income, and possibly the income tax payable by him for that income, may exceed the cash distributed to him.

 Passive Loss Limitations Allow Deductibility of Losses Only to Offset Our Future Income

  In the case of taxpayers subject to the passive loss limitations, generally, individuals and closely held corporations, our losses will only be available to offset our future income and cannot be used to offset income from other activities, including passive activities or investments and dividend income and interest from Petro and its affiliates. Any losses unused by virtue of these rules can be deducted when a unitholder disposes of all of his units in a fully taxable transaction with an unrelated party.

 Ownership of Common Units by Tax-Exempt Organizations and Certain Other Investors Raises Tax Issues

  An investment in units by tax-exempt organizations, including IRAs and other retirement plans, regulated investment companies and foreign persons raises issues unique to them. Much of the income derived by a unitholder which is a tax-exempt organization will be taxable to it because it is unrelated business taxable income; no significant amount of our gross income will be qualifying income for purposes of determining whether a unitholder will qualify as a regulated investment company, at least in the next few years; and a unitholder who is a nonresident alien, foreign corporation or other foreign person will be subject to withholding on his distributions and will be required to file federal income tax returns and to pay tax on his share of our taxable income.

 We Are Registered As a Tax Shelter

  We are registered as a tax shelter with the IRS and the IRS has issued the following tax shelter registration number to us: 96026000016. Issuance of this registration number does not indicate that an investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS.

 Disposition of Common Units Will Result in Recognition of a Gain or Loss

  A unitholder who sells his common units will recognize gain or loss equal to the difference between the amount realized and his adjusted basis in those common units. Thus, our distributions to a unitholder in excess of his share of our income will, in effect, become taxable income if he sells his units at a price greater than his adjusted tax basis even if the price is less than his original cost.

 We Have Made the Section 754 Election

  We have made the election provided for by Section 754 of the Code, which will generally permit a unitholder to calculate income and deductions by reference to the portion of his purchase price attributable to each of our assets.

 Other Tax Considerations

  In addition to federal income taxes, a unitholder will be subject to other taxes, such as state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which he resides and in which we do business or own property. A unitholder will likely be required to file state income tax returns and to pay taxes in various states and may be subject to penalties for failure to comply with these requirements.

                                  RISK FACTORS

  Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Prospective purchasers of the common units should consider the following risk factors in evaluating an investment in the common units.

Risks Inherent in Our Businesses

 Since Weather Conditions May Adversely Affect the Demand for Propane and Home Heating Oil, Our Financial Condition Is Vulnerable to Warm Winters

  Weather conditions have a significant impact on the demand for both propane and home heating oil because our customers depend on these products principally for heating purposes. As a result, weather conditions may adversely impact our operating results and financial condition. During the peak heating season of October through March, sales of propane represent approximately 70% to 75% of our annual retail propane volume and sales of home heating oil represent approximately 75% to 80% of our annual home heating oil volume. Actual weather conditions can vary substantially from year to year, significantly affecting our financial performance. Furthermore, warmer than normal temperatures in one or more regions in which we operate can significantly decrease the total volume we sell and the gross profit realized on those sales and, consequently, our results of operations. In fiscal 1998, temperatures were significantly warmer than normal for the areas in which we sell propane and home heating oil. We believe that overall levels of both pro forma Available Cash from Operating Surplus and EBITDA generated during fiscal 1998 were adversely affected during fiscal 1998 primarily due to this abnormally warm weather. Weather variations also affect demand for propane from agricultural customers, because dry weather during the harvest season reduces demand for propane used in crop drying.

 Petro's Operating Results Will Be Adversely Affected If Its Significant Customer Losses Are Not Offset or Reduced by Customer Gains

  Petro's net attrition of home heating oil customers has been between approximately 5% to 6% per year over the past five years. This rate represents an annual gross customer loss rate of about 15% to 16%, offset by customer gains of approximately 10% yearly. Customer losses are the result of various factors, including:

  . customer relocations;

  . supplier changes based primarily on price and service;

  . natural gas conversions; and

  . credit problems.

Petro may not be able to maintain or reduce its customer attrition rate in the future.

 Sudden and Sharp Oil and Propane Price Increases That Cannot Be Passed on to Customers May Adversely Affect Our Operating Results

  The retail propane and home heating oil industries are "margin-based" businesses in which gross profits depend on the excess of retail sales prices over supply costs. Consequently, our profitability is sensitive to changes in wholesale prices of propane and heating oil caused by changes in supply or other market conditions. Many of these factors are beyond our control and thus, when there are sudden and sharp increases in the wholesale costs of propane and heating oil, we may not be able to pass on these increases to our customers through retail sales prices. In addition, the timing of cost pass-throughs can significantly affect margins. Wholesale price increases could reduce our gross profits and could, if continuing over an extended period of time, reduce demand by encouraging conservation or conversion to alternative energy sources.

  Our home heating oil business also competes for customers with suppliers of alternative energy products, principally natural gas. We could face additional price competition from alternative heating sources such as electricity and natural gas as a result of deregulation in those industries. Over the past five years, conversions by Petro's customers from heating oil to other sources have averaged approximately 1% per year of the homes it serves.

 Market Volatility and/or Inflation May Cause Us to Sell Inventory at Less Than the Price That We Purchased It, Which Would Adversely Affect Operating Results

  Because of the potential volatility of propane prices, the market price for propane could fall below the price at which we purchased it, which could adversely affect gross margin or render sales from inventory unprofitable. Propane is available from numerous sources, including integrated international oil companies, independent refiners and independent wholesalers. We purchase propane from a variety of suppliers under supply contracts and on the spot market. The major portion of propane purchased by us is produced domestically representing approximately 95% in fiscal 1998. To the extent that we purchase propane from Canadian sources, approximately 5% in fiscal 1998, our propane business will be subject to risks of disruption in foreign supply. We attempt to minimize inventory risks by purchasing propane on a short-term basis. During periods of low demand for propane, which generally occur during the summer months, we have on occasion purchased, and may purchase in the future, large volumes of propane at relatively attractive prices for storage in our 21 million gallon Indiana underground storage facility for future resale. We may from time to time engage in transactions, such as options or fixed price contracts to purchase propane, to hedge product costs in an attempt to reduce cost volatility. To date, the level of these activities has not been significant and we are not currently engaged in any of these transactions.

  Inflation increases our operating and administrative costs. We attempt to limit the effects of inflation on our operations through cost control efforts, productivity improvement and increases in gross profit margins.

 If We Do not Make Acquisitions on Economically Acceptable Terms, Our Future Financial Performance Will Be Limited

  Neither the propane nor the home heating oil industry is a growth industry because of increased competition from alternative energy sources. A significant portion of our growth in the past decade has been directly tied to the success of our acquisition programs. Accordingly, our future financial performance will depend on our ability to continue to make acquisitions at attractive prices. We cannot assure you that we will be able to identify attractive acquisition candidates, whether in the home heating oil or propane sector, in the future or that we will be able to acquire businesses on economically acceptable terms. In particular, competition for acquisitions in the propane business has intensified and become more costly. Factors that may adversely affect our propane and home heating oil operating and financial results, such as warm weather patterns, may limit our access to capital and adversely affect our ability to make acquisitions. Any acquisition may involve potential risks, including:

  .an increase in our indebtedness;

  .the inability to integrate the operations of the acquired business;

  .the diversion of management's attention from other business concerns; and

  .an excess of customer loss or loss of key employees from the acquired business.

  In addition, acquisitions may be dilutive to earnings and distributions to the unitholders and any additional debt incurred to finance acquisitions may affect our ability to make distributions to the unitholders.

 Our Indebtedness May Limit Our Ability to Make Distributions and Affect our Operations

  As a result of the transaction, we have debt that is substantial compared to our partners' capital. Principal and interest payable on this debt will reduce cash available to make distributions on the common units. Under specified circumstances, the terms of our debt instruments, including the guarantee of the senior secured notes that we issued in the debt offering, will limit our ability to distribute cash to our common unitholders and to borrow additional funds. The limitations and restrictions in new debt that we and our subsidiaries issue may be more restrictive than those in current indebtedness. In addition, some of our debt is secured by our assets. If we defaulted on this secured debt, the lenders could institute foreclosure proceedings to seize our assets. Any attempt to stay these foreclosure actions by seeking to reorganize under the federal Bankruptcy Code would have a material adverse effect on us and our common unitholders.

 Petro Has Significant Recent Net Losses That Are Likely to Continue

  Petro has a history of operational and financial difficulties, including high leverage and recent substantial net losses. Petro incurred net losses of approximately $28.3 million, $22.9 million and $35.3 million for the years ended December 31, 1996, 1997 and 1998. These net losses were primarily a result of the amortization and interest expense associated with Petro's many acquisitions since 1980. Other factors include:

  .customer attrition;

  .recent mild winters; and

  .other operational factors.

  Since Petro's strategy is to maximize cash flow, its accounting focus is not on net income. Consequently, Petro is likely to incur non-cash expenses, such as depreciation and amortization, that may result in net losses in the near term.

 Because of the Highly Competitive Nature of the Retail Propane and Home Heating Oil Businesses, We May Not Be Able to Maintain Existing Customers or Acquire New Customers, Which Would Have An Adverse Impact on Our Operating Results and Financial Condition

  In both our propane and home heating oil business, if we are unable to compete effectively, we may lose existing customers or fail to acquire new customers, which will have a material adverse effect on our results of operations and financial condition.

  Many of our propane competitors and potential competitors are larger or have substantially greater financial resources than we do, which may provide them with some advantages. Generally, competition in the past few years has intensified, partly as a result of warmer-than-normal weather and general economic conditions. Most of our propane retail branch locations compete with five or more marketers or distributors. The principal factors influencing competition with other retail marketers are:

  .price;

  .reliability and quality of service;

  .responsiveness to customer needs;

  .safety concerns;

  .long-standing customer relationships;

  .the inconvenience of switching tanks and suppliers; and

  .the lack of growth in the industry.

  We can make no assurances that we will be able to compete successfully on the basis of these factors. If a competitor attempts to increase market share by reducing prices, our operating results and financial condition could be materially and adversely affected. Competition from alternative energy sources has been increasing as a result of reduced regulation of many utilities, including natural gas and electricity.

  Our home heating oil business competes with heating oil distributors offering a broad range of services and prices, from full service distributors, like Petro, to those offering delivery only. Competition with other companies in the home heating oil industry is based primarily on customer service and price. Long-standing customer relationships are typical in the industry. It is customary for companies to deliver home heating oil to their customers based upon weather conditions and historical consumption patterns, without the customer making an affirmative purchase decision. Most companies provide home heating equipment repair service on a 24-hour per day basis. In some cases, homeowners have formed buying cooperatives to purchase fuel oil from distributors at a price lower than individual customers are otherwise able to obtain. As a result of these factors, it may be difficult for Petro to acquire new retail customers.

 We Are Subject to Operating and Litigation Risks That Could Adversely Affect Our Operating Results to the Extent Not Covered by Insurance

  Our operations are subject to all operating hazards and risks normally incidental to handling, storing and transporting and otherwise providing customers with combustible liquids such as propane and home heating oil. As a result, we may be a defendant in various legal proceedings and litigation arising in the ordinary course of business. We maintain insurance policies with insurers in amounts and with coverages and deductibles as we believe are reasonable. However, there can be no assurance that this insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or that these levels of insurance will be available in the future at economical prices. In addition, the occurrence of an explosion, whether or not we are involved, may have an adverse effect on the public's desire to use our products.

 We Are Dependent on Principal Suppliers and Carriers, Increasing the Risk of an Interruption in Supply That Might Result In a Loss of Revenues and/or Customers

  During fiscal year 1998, 28% of our propane purchases in the Midwest were purchased on the spot market from various Mont Belvieu, Texas sources, 27% of our propane purchases were from three refineries in Illinois, Kentucky and Michigan owned by Marathon Ashland Petroleum, LLC and 23% were purchased from three refineries in Illinois and Indiana owned by Amoco Canada Marketing Group. Although we believe that alternative sources of propane are readily available, if we are unable to purchase propane from our usual sources, the failure to obtain alternate sources at competitive prices and on a timely basis could have a material adverse effect on our business.

  Historically, a substantial portion of the propane we purchase has originated in Mont Belvieu, Texas and has been shipped to us through a major common carrier pipeline. Any significant interruption in the service at Mont Belvieu or on the common carrier pipeline could have a material adverse effect on our business.

 Provisions Concerning Change of Control, Default and Preclusion From Paying Distributions in Our Debt Instruments May Affect Distributions

  Our debt instruments contain provisions relating to a "change of control." A change of control of Star Gas Partners would result in approximately $96 million of Star Gas Propane debt and approximately $170 million of Petro debt becoming immediately due and payable. A change of control at the Petro level would accelerate the Petro debt but not the Star Gas Propane debt. In either case, this would necessarily affect our ability to make distributions to unitholders. Neither Star Gas Partners nor Petro is restricted from entering into a transaction that would trigger the change of control provisions. If these change of control provisions are triggered, some of the outstanding debt may become due. It is possible that Star Gas Partners or Petro will not have sufficient funds at the time of any change of control to make the required debt payments or that restrictions in its other debt instruments will not permit those payments. In some instances, lenders would have the right to foreclose on Star Gas Partners' or Petro's assets if debt payments were not made upon a change of control.

 Our Results of Operations and Financial Condition May Be Adversely Affected by Governmental Regulation and Associated Environmental and Regulatory Costs

  Our home heating oil business is subject to a wide range of federal and state laws and regulations related to environmental and other regulated matters. Petro has implemented environmental programs and policies designed to avoid potential liability and costs under applicable environmental laws. It is possible, however, that Petro will have increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with operating or other regulatory permits. New environmental regulations might adversely impact Petro's operations, including underground storage and transportation of home heating oil. In addition, the environmental risks inherently associated with our home heating oil operations, such as the risks of accidental release or spill, are greater than those associated with our propane operations. It is possible that material costs and liabilities will be incurred, including those relating to claims for damages to property and persons.

Risks Arising Out of the Transaction

 Conflicts of Interest Were Present in Negotiating and Structuring the
 Transaction

  All of the directors of Star Gas Corporation, other than the members of the special committee, are also directors or officers of Petro. Thus, except for the special committee, members of the Petro board of directors and the Star Gas Corporation board of directors have interests that are different from, and in conflict with, the interests of the Star Gas Partners common unitholders. The Star Gas Corporation board of directors appointed the two members of the special committee to negotiate the acquisition of Petro on behalf of the Star Gas Partners common unitholders.

  Prior to Petro's acquisition of Star Gas Corporation in 1992, Star Gas Corporation engaged Nicoletti & Company Inc., an investment banking firm owned by William P. Nicoletti, a member of the special committee, to perform specific investment banking services for Star Gas Corporation. In this engagement, Star Gas Corporation paid Nicoletti & Company Inc. fees of $40,000, $521,500 and $81,600 for services rendered during 1992, 1993 and 1994. In 1995, Star Gas Corporation paid Nicoletti & Company Inc. $20,000 in advisory fees for a proposed acquisition. In 1997, Star Gas Corporation paid Mr. Nicoletti $20,000 for serving on the special committee that explored the possible sale or merger of Star Gas Partners. In 1998, Star Gas Corporation paid Mr. Nicoletti $40,000 for serving on the Star Gas Partners special committee that explored the business combination with Petro.

  Elizabeth K. Lanier, a member of the special committee, was a partner in the law firm of Frost & Jacobs in Cincinnati, Ohio until June 1996. Frost & Jacobs has acted as counsel to Star Gas Corporation in specific litigation matters. In 1997, Star Gas Corporation paid Ms. Lanier $20,000 for serving on the special committee that explored the possible sale or merger of Star Gas Partners. In 1998, Star Gas Corporation paid Ms. Lanier $40,000 for serving on the special committee that explored the business combination with Petro.

  The officers and directors of Star Gas Corporation have been indemnified, to the extent permitted by law, for any and all actions taken in the transaction, and they are also covered by customary directors' and officers' liability insurance. Each member of the Star Gas Corporation board of directors became a member of the board of directors of Star Gas LLC following the transaction, except that, at her request, Elizabeth Lanier withdrew as a director after the transaction as a result of additional duties associated with a new job. She will be replaced by a director selected by the Star Gas LLC board, and the new director will not be an officer or employee of Star Gas LLC or any of its affiliates. The officers of Star Gas Corporation have been employed as officers of Star Gas Propane following the transaction.

 Continued and/or Increased Distributions per Common Unit Are Not Assured

  The Star Gas Corporation board of directors structured the transaction with the intent that it would increase the cash available to be distributed per common unit. The intended increase in cash available for distributions is based on several expectations that may not be realized, such as:

  .successfully acquiring home heating oil businesses at attractive prices;

  .completing Petro's restructuring program to reduce customer attrition; and

  .increasing profit margins on a per gallon basis.

  The amount of cash needed to pay the minimum quarterly distribution for four quarters on units outstanding is approximately:

       Common units.............................................. $30.5 million
       Senior subordinated units.................................   5.7 million
       Junior subordinated units.................................   0.8 million
       General partner units.....................................   0.7 million
                                                                  -------------
         Total................................................... $37.7 million

  After giving pro forma effect to the transaction, the amount of available cash generated in the twelve months ended December 31, 1998 would have been about $16.0 million. If infrequent restructuring, corporate identity and transaction expenses were not taken into effect, pro forma cash available for distribution would have been $21.5 million.

 The Increase in Taxes Payable By Petro In the Future Will Reduce Dividends to Star Gas Partners, Which May Reduce Distributions to Unitholders

  Although Petro and its corporate affiliates do not expect to pay significant federal income tax for several years following the transaction, over time the amount of federal income taxes paid by Petro and its corporate affiliates will increase, and this will also reduce the amount of cash that we can distribute to unitholders. A successful IRS challenge to the deduction of depreciation or interest on specific debt will increase Petro's and its corporate affiliates' tax liability and this will reduce our ability to distribute cash to unitholders.

  The transaction resulted in income to Petro equal to the difference in the value of the Star Gas Partners units distributed in the merger, including the amount of any debt of which Petro is relieved, and the federal income tax basis Petro has in those units. Petro expects that its net operating losses will generally offset this income and Petro will incur only nominal tax. The IRS could challenge the amount of Petro's net operating losses and the use of the net operating losses to offset income realized in the transaction. A successful challenge could reduce our cash available for distribution.

  Petro and its corporate affiliates do not expect to pay significant federal income tax for several years. Petro and its affiliates do expect to generate earnings and profits during that time, which will make part of the distributions from these entities to Star Gas Partners taxable dividend income to the unitholders. This dividend income cannot be offset by past or future losses generated by our propane activities.

Risks Inherent in an Investment in Star Gas Partners

 Cash Distributions Are Not Guaranteed and May Fluctuate with Our Performance and Reserve Requirements

  Because distributions on the common units are dependent on the amount of cash generated, distributions may fluctuate based on our performance. The actual amount of cash that is available will depend upon numerous factors, including:

  .profitability of operations;

  .required principal and interest payments on debt;

  .cost of acquisitions;

  .issuance of debt and equity securities;

  .fluctuations in working capital;

  .capital expenditures;

  .adjustments in reserves;

  .prevailing economic conditions; and

  .financial, business and other factors.

  Some of these factors are beyond the control of the general partner.

  The partnership agreement gives the general partner discretion in establishing reserves for the proper conduct of our business. These reserves will also affect the amount of cash available for distribution. The general partner may establish reserves for distributions on the senior subordinated units only if those reserves will not prevent us from distributing the full minimum quarterly distribution, plus any arrearages, on the common units for the following four quarters.

  The amount of cash needed to pay the minimum quarterly distribution for the next four quarters on units outstanding immediately after the transaction after giving effect to the partial exercise of the over-allotment option is approximately $37.7 million. This figure represents $30.5 million for the common units, $5.7 million for the senior subordinated units, $0.9 million for the junior subordinated units and $0.7 million for the general partner units. After giving pro forma effect to the transaction, the amount of available cash generated in the twelve months ended December 31, 1998 would have been about $16.0 million. If infrequent restructuring, corporate identity and transaction expenses were not taken into effect, pro forma cash available for distribution would have been $21.5 million.

 The Partnership Agreement Contains Provisions Intended to Discourage a Change of Management That May Diminish Trading Value

  The partnership agreement contains specific provisions that may discourage attempts to remove an incumbent general partner or otherwise change the management of Star Gas Partners. These provisions may diminish the trading price of the senior subordinated units under some circumstances.

 Unitholders Have Limited Voting Rights and Do Not Control the General Partner

  Unitholders have no right to elect the general partner on an annual or other continuing basis. The general partner manages and operates Star Gas Partners and Star Gas Propane. Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business. The general partner generally may not be removed unless approved by the holders of 66 2/3% of the outstanding units, voting together as a single class but not including those held by the general partner and its affiliates. As a result, unitholders have only limited influence on matters affecting our operation, and it would be difficult for third parties to control or influence us. Although the partnership agreement provides that the general partner may not, with specified exceptions, transfer its general partner units to another person before December 31, 2005 unless approved by a unit majority, the members of Star Gas LLC may transfer their limited liability company interests in Star Gas LLC to a third party at any time without the approval of the unitholders.

 There Is a Limited Call Right That May Require Unitholders to Sell Their Units at an Undesirable Time or Price

  If at any time less than 20% of the outstanding units of any class are held by persons other than the general partner and its affiliates, the general partner has the right to acquire all, but not less than all, of those units held by the unaffiliated persons. The price for these units will generally equal the then-current market price of the units. As a consequence, a unitholder may be required to sell his units at an undesirable time or price. The general partner may assign this acquisition right to any of its affiliates or Star Gas Partners. After the subordination period ends, if we acquire more than 66 2/3% of the Class B common units in a twelve-month period, then we will have a similar call right.

 Our Ability to Make Distributions May Be Adversely Affected by Our Obligation to First Reimburse the General Partner

  Before we make any distributions on the units, we will reimburse the general partner for all expenses it has incurred on our behalf. The reimbursement of those expenses and the payment of reasonable fees charged by the general partner for services could adversely affect our ability to make distributions. Reimbursable expenses and fees are determined by the general partner in its sole discretion.

 Unitholders May Not Have Limited Liability in Some Circumstances

  A number of states have not clearly established limitations on the liability of limited partners for the obligations of a limited partnership. If it were determined that we had been conducting business in any state and had failed to comply with the applicable limited partnership statute, or that the rights or exercise of the rights by the limited partners as a group under the partnership agreement constituted participation in the "control" of Star Gas Partners, then a unitholder might be held liable to the same extent as the general partner for our obligations.

 The General Partner Has Conflicts of Interest and Limited Fiduciary Responsibilities, Which May Permit the General Partner to Favor Its Own Interests to the Detriment of Unitholders

  Conflicts of interest have arisen and could arise in the future as a result of relationships between the general partner and its affiliates, on the one hand, and Star Gas Partners or any of the limited partners, on the other hand. As a result of these conflicts the general partner may favor its own interests and those of its affiliates over the interests of the unitholders. The nature of these conflicts is ongoing and includes the following considerations.

  . The general partner may limit its liability and reduce its fiduciary duties, while also restricting the remedies available to unitholders for actions that might, without the limitations, constitute breaches of fiduciary duty. Unitholders are deemed to have consented to some actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under applicable state law.

  . The general partner is allowed to take into account the interests of parties in addition to Star Gas Partners in resolving conflicts of interest, thereby limiting its fiduciary duty to the unitholders.

  . Except for Irik P. Sevin, who is subject to a non-competition agreement, the general partner's affiliates are not prohibited from engaging in other business or activities, including direct competition with us.

  . The general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings and reserves, each of which can impact the amount of cash that is distributed to unitholders.

  . The general partner determines whether to issue additional units or other equity securities of Star Gas Partners.

  . The general partner determines which costs are reimbursable by us.

  . The general partner controls the enforcement of obligations owed to us by the general partner.

  . The general partner decides whether to retain separate counsel, accountants or others to perform services for us.

  . Some officers of the general partner, who will provide services to us, will also devote significant time to the businesses of the general partner's affiliates and will be compensated by these affiliates for the services rendered to them.

  . The general partner is not restricted from causing us to pay the general partner or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf.

  . In some instances the general partner may borrow funds in order to permit the payment of distributions.

Tax Risks to Common Unitholders

 The Increase in Taxes Payable By Petro In the Future Will Reduce Dividends to Star Gas Partners, Which May Reduce Distributions to Unitholders

  Petro and its corporate affiliates do not expect to pay significant federal income tax for several years following the transaction. However, over time the amount of federal income taxes paid by Petro and its corporate affiliates will increase. This will reduce the amount of cash that we can distribute to our unitholders. A successful IRS challenge to the deduction of depreciation or interest on specific debt will increase Petro's and its corporate affiliates' tax liability, also reducing our ability to distribute cash to our unitholders.

  The transaction resulted in income to Petro equal to the difference in the value of the Star Gas Partners units distributed in the merger, including the amount of any debt of which Petro is relieved, and the federal income tax basis Petro has in those units. Petro expects that its net operating losses will generally offset this income and that it will incur only nominal tax. The IRS could challenge the amount of Petro's net operating losses and the use of the net operating losses to offset income realized in the transaction. A successful challenge could reduce the cash we have available for distribution.

  Petro and its corporate affiliates do not expect to pay significant federal income tax for several years. Petro and its corporate affiliates do expect to generate earnings and profits during that time, which will make part of the distributions from these entities to Star Gas Partners taxable dividend income to the unitholders. This dividend income cannot be offset by past or future losses generated by our propane activities.

 The IRS Could Classify Us as an Association Taxable as a Corporation, Which Could Result in Us Paying Tax as an Entity Which Would Substantially Reduce the Cash Available for Distribution to Unitholders

  The federal income tax benefit of an investment in Star Gas Partners depends largely on Star Gas Partners' classification as a partnership for federal income tax purposes. Assuming the accuracy of factual matters represented as true by the general partner and Star Gas Partners, counsel is of the opinion
that, as of     , 1999, Star Gas Partners has been and will be classified as a partnership for federal income tax purposes. No ruling from the IRS as to classification has been or is expected to be requested. Instead, we intend to rely on the opinion of counsel, which is not binding on the IRS. Based on the representations of Star Gas Partners and the general partner and a review of
applicable legal authorities, counsel is also of the opinion that, as of     ,
1999, at least 90% of our gross income is "qualifying income," within the meaning of Section 7704 of the Internal Revenue Code. This means that our income is derived from the exploration, development, mining or production, processing, refining, transportation or marketing of any mineral or natural resource or other items. Whether we will continue to be classified as a partnership depends, at least partly, on our ability to continue to meet this qualifying income test in the future.

  If we were classified as an association taxable as a corporation for federal income tax purposes, we would pay tax on our income at corporate rates, which is currently a 35% federal rate. If this were to occur, distributions to the unitholders would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to the unitholders. Because a tax would be imposed upon Star Gas Partners as an entity, the cash available for distribution to unitholders would be substantially reduced. Treatment of Star Gas Partners as an association that is taxable as a corporation or otherwise as a taxable entity would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the market value of the units.

  There can be no assurance that the law will not change so as to cause Star Gas Partners to be treated as an association taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. The partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects Star Gas Partners to taxation as a corporation or otherwise subjects Star Gas Partners to entity-level taxation for income tax purposes, then specified provisions of the partnership agreement are subject to change, including a decrease in distributions to reflect the impact of that law on us.

 A Unitholder May Be Required to Pay Taxes on Income From Star Gas Partners Even if He Receives No Cash Distributions

  A unitholder will be required to pay federal income taxes and, in some cases, state and local income taxes on his allocable share of our income, whether or not he receives cash distributions from us. No assurance can be given that a unitholder will receive cash distributions equal to his allocable share of our taxable income or even equal to the actual tax liability that results from this allocable share of income. Further, upon the sale of his units, a unitholder may incur a tax liability in excess of the amount of cash he receives.

 Investors, Other Than Individuals That Are U.S. Residents, May Have Adverse Tax Consequences From Owning Units

  Investment in units by specific tax-exempt entities, regulated investment companies and foreign persons raises issues unique to these persons. For example, for any unitholder that is an organization exempt from federal income tax, including IRAs and other retirement plans, virtually all of the unitholder's allocable share of taxable income in the first few years will constitute unrelated business taxable income and thus will be taxable to this unitholder.

 Because We Are a Registered Tax Shelter, A Unitholder or Star Gas Partners Faces an Increased Risk of an IRS Audit Resulting In Taxes Payable on Star Gas Partners' and Non-Star Gas Partners' Income

  We are registered with the Secretary of the Treasury as a "tax shelter." The IRS has issued the following tax shelter registration number to Star Gas
Partners: 96026000016. We cannot assure unitholders that we will not be audited by the IRS or that adjustments to our income or losses will not be made. Any unitholder owning less than a 1% profit interest in Star Gas Partners has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in the unitholders' tax returns and may lead to audits of unitholders' tax returns and adjustments of items unrelated to us. Each unitholder is responsible for any tax owed as the result of an examination of his personal tax return.

 Star Gas Partners Treats a Purchaser of Units As Having the Same Tax Benefits As the Seller; the IRS May Challenge This Treatment Which Could Adversely Affect the Value of the Units

  Because we cannot match transferors and transferees of units and because of other reasons, we have adopted depreciation and amortization conventions that do not conform with all aspects of specified proposed and final Treasury Regulations. A successful IRS challenge to those conventions could adversely affect the amount of tax benefits available to a purchaser of units and could have a negative impact on the value of the units.

 There Are State, Local and Other Taxes To Which Unitholders Will Probably Be Subject Solely Because of an Investment In the Units

  In addition to federal income taxes, unitholders will likely be subject to other taxes, such as state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. A unitholder will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. The general partner anticipates that substantially all of our income will be generated in the following states: Connecticut, Indiana, Kentucky, Maine, Massachusetts, Michigan, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island and West Virginia. Each of these states currently imposes a personal income tax; however, New Hampshire's tax only applies to interest and dividend income. It is the responsibility of each unitholder to file all United States federal, state and local tax returns that may be required of him. Counsel has not rendered an opinion on the state or local tax consequences of ownership or sale of units.

                                THE TRANSACTION

  We acquired Petro through a four part transaction which closed on March 26, 1999. Each part of the transaction closed at the same time. The four principal parts of the transaction are described below.

Acquisition of Petro

  On October 22, 1998, Petro, Star Gas Partners, Star Gas Propane and a wholly-owned subsidiary of Star Gas Propane, executed a merger agreement. The parties entered into an amended and restated merger agreement on February 3, 1999 to reflect changes in the transaction. Under the merger agreement, upon the completion of the transaction on March 26, 1999, the subsidiary was merged with and into Petro, with Petro surviving the merger as a wholly-owned indirect subsidiary of Star Gas Propane. As a result of the merger:

  . each outstanding share of Petro Class A common stock, par value $0.10 per share, and Petro Class C common stock, par value $0.10 per share, other than shares that have been exchanged in the exchange, was converted into 0.11758 senior subordinated units;

  . each outstanding share of Petro junior convertible preferred stock was converted into 0.13064 common units; and

  . each outstanding share of Petro Series C exchangeable preferred stock due 2009 was converted into the right to receive $10.69 in cash per share plus accrued and unpaid dividends except for an aggregate of 505,000 shares of Series C preferred stock that were converted into an aggregate of 400,531 common units.

  There are 11,228 shares of Petro Class B common stock, par value $0.10 per share, representing less than 0.01% of the issued and outstanding shares of Petro common stock, which remained outstanding following the completion of the transaction.

  The "exchange" occurred immediately prior to the merger and was comprised of the following elements.

    (a) Holders of Petro common stock, consisting of Irik P. Sevin, Audrey L. Sevin, Hanseatic Corp. and Hanseatic Americas Inc., who are referred to as the "LLC Owners," formed Star Gas LLC, to which they contributed a portion of their shares of Petro common stock in exchange for all of the limited liability company interests in Star Gas LLC. Star Gas LLC contributed those shares to Star Gas Partners in exchange for general partner units. In addition, the LLC Owners contributed their remaining shares of Petro common stock to Star Gas Partners in exchange for junior subordinated units.

    (b) Other Petro common stockholders who are affiliates of Petro contributed shares of Petro common stock to Star Gas Partners in exchange for Star Gas Partners senior subordinated units.

Financings and Refinancings

  An integral element of the transaction was the refinancing of Petro's outstanding debt and preferred stock to substantially reduce Petro's ongoing borrowing costs. This refinancing was accomplished through several related transactions, which closed at the same time as the closing of the transaction.

  To accomplish this refinancing, we offered and sold to the public 8.7 million common units in the equity offering, the net proceeds of which were approximately $116.1 million. We subsequently sold an additional 230,000 common units upon the partial exercise of the underwriters' over-allotment option, the net proceeds of which were approximately $3.1 million. Petro offered and sold, in a private placement, $90.0 million of senior secured notes, the net proceeds of which were approximately $87.7 million. Star Gas Partners and Petro Holdings guaranteed the notes.

  All of the net proceeds of the equity offering, together with the $87.7 million of estimated net proceeds from the debt offering and $5.4 million of Petro's cash were used:

  . to redeem $79.5 million of Petro's 12 1/4% Senior Subordinated Debentures due 2005, $46.1 million of Petro's 10 1/8% Senior
     Subordinated Notes due 2003, $68.3 million of Petro's 9 3/8% Senior Subordinated Debentures due 2006 and the $7.4 million of Petro's 12 7/8% preferred stock;

  .  to repurchase Petro's 1989 preferred stock; and

  .  to pay for a portion of the expenses of the transaction.

  In lieu of a portion of the cash purchase price that would otherwise be due to the holders of the Petro 12 7/8% preferred stock, we may in the future issue an additional 175,000 senior subordinated units.

New General Partner

  Since Star Gas Corporation is a wholly-owned subsidiary of Petro and was acquired as our subsidiary in the transaction, it was no longer able to serve as our general partner. Our new general partner is Star Gas LLC, which is owned by the LLC Owners. Star Gas LLC's business activities are limited to those related to being our general partner. Star Gas LLC does not have a significant net worth except for its interest in Star Gas Partners.

Amendment of Partnership Agreement

  In order to complete the transaction, we needed to amend our partnership agreement and Star Gas Propane's partnership agreement in effect before the transaction. The amendment, among other matters, increased the minimum quarterly distribution from $0.55 to $0.575 per unit.

                                USE OF PROCEEDS

  The common units that we are offering under this prospectus may be issued by us from time as the consideration when we acquire other businesses, properties or securities in business combination transactions. See "Plan of Distribution". From time to time we are engaged in ongoing discussions concerning potential acquisitions, and we expect to continue to pursue acquisition opportunities actively. As of the date of this prospectus, we do not have any agreements concerning any material acquisitions, but we are involved in ongoing discussions with several companies and we are continuing to assess these and other acquisition opportunities.

             OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS

  We may permit persons, known as selling unitholders, who receive common units from us that are covered by this prospectus to reoffer and resell these common units by means of this prospectus under circumstances requiring the use of a prospectus. However, no selling unitholder is authorized to use this prospectus for an offering of common units without first obtaining our consent. We may consent to the use of this prospectus by selling unitholders for a limited period of time and subject to limitations and conditions, which may be varied by agreement between us and the selling unitholders. Resales of common units may be made on the New York Stock Exchange or such other exchange on which the common units may be listed, in the over-the-counter market, in private transactions or pursuant to underwriting agreements.

  In our agreements with selling unitholders permitting use of this prospectus we may require that any such offering be effected in an orderly manner through securities dealers, acting as broker or dealers, selected by us; that selling unitholders enter into custody agreements with one or more banks with respect to the common units offered; and that sales be made only by one or more of the methods described in this prospectus, as appropriately supplemented or amended when required. The selling unitholders and any such broker or dealer may be deemed to be an underwriter within the meaning of the Securities Act of 1933, and any commissions earned by such broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

                   STAR GAS PARTNERS STRUCTURE AND MANAGEMENT
                           FOLLOWING THE TRANSACTION

  Our propane operations are conducted through Star Gas Propane and its wholly-owned corporate subsidiaries. In addition, substantially all of our propane operations' consolidated assets and liabilities are accounted for by Star Gas Propane in which Star Gas Partners owns a 99.99% limited partnership interest and the general partner owns a 0.01% general partner interest. The general partner directs and manages all activities of Star Gas Partners and Star Gas Propane and is reimbursed on a monthly basis for all related direct and indirect expenses it incurs on their behalf. Our home heating oil operations are conducted through Petro Holdings, Petro and Petro's subsidiaries.

  Upon completion of the transaction, Star Gas LLC became our general partner and the general partner of Star Gas Propane.

  Star Gas Partners, L.P.'s principal executive offices are located at 2187 Atlantic Street, Stamford, CT 06902. Our telephone number is (203) 328-7300.

  The following chart illustrates the organization and ownership of Star Gas Partners, Star Gas Propane and its subsidiaries and Star Gas LLC immediately following the transaction after giving effect to the partial exercise of the over-allotment option. The percentages reflected in the following chart represent the approximate ownership interests in each of Star Gas Partners and Star Gas Propane, individually, and not on an aggregate basis. The table does not give effect to the sale of any common units that we are offering under this prospectus.

 [ORGANIZATIONAL CHART OF STAR GAS PARTNERS IMMEDIATELY FOLLOWING TRANSACTION]

                 PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

  The common units are listed and traded on the New York Stock Exchange under the symbol "SGU." The common units began trading on December 20, 1995 on the Nasdaq National Market System under the symbol "SGASZ," at an initial public offering price of $22.00 per common unit. The following table shows the closing high and low sales prices for the common units on the Nasdaq National Market System through May 28, 1998, and after that date, on the NYSE and the cash distribution declared per common unit for the periods indicated.

                     Common Unit Closing Sales Price Range

                                Fiscal 1999                Fiscal 1998                Fiscal 1997
                         -------------------------- -------------------------- --------------------------
                                           Cash                       Cash                       Cash
Fiscal Quarter Ended      High   Low   Distribution  High   Low   Distribution  High   Low   Distribution
--------------------     ------ ------ ------------ ------ ------ ------------ ------ ------ ------------
December 31,............ $21.75 $14.50    $0.55     $23.38 $20.50    $0.55     $23.88 $21.75    $0.55
March 31,...............  19.88  13.75     0.55      24.75  21.38     0.55      24.63  20.75     0.55
June 30,................    --     --       --       23.00  20.50     0.55      21.88  19.00     0.55
September 30,...........    --     --       --       22.38  20.13     0.55      23.50  21.00     0.55

  As a result of the transaction, the minimum quarterly distribution was increased from $0.550 to $0.575 per unit, or from $2.20 to $2.30 per unit on a yearly basis.

  The last reported sale price of common units on the NYSE on May 24, 1999 was $15.25 per common unit. As of May 24, there were approximately 369 holders of record of Star Gas Partners' common units.

New York Stock Exchange Listing

  On February 12, 1999, the New York Stock Exchange advised us that our application to list the senior subordinated units on the NYSE had been approved subject to official notice of issuance. At the same time, however, the NYSE advised us that based on pro forma information in our registration statement regarding the Petro acquisition, as filed with the SEC, we would fall below the NYSE's continued listing criteria upon completion of the Petro acquisition.

  When a company falls below any of the NYSE's criteria, the NYSE reviews the appropriateness of the company's continued listing. The NYSE is currently conducting a review of our continued listing as part of its standard procedures.

  In connection with the NYSE review process, during the week of February 22, 1999, we made a submission to the NYSE Listing and Compliance Committee. The submission, which was based largely on our business strategy and the projections set forth in our joint proxy statement and prospectus, demonstrated a plan of action that will permit us to meet the NYSE criteria.

  The NYSE will not take action to delist any of our securities at this time, but will monitor our progress and performance on a quarterly basis. Under current NYSE practice, we will need to meet the NYSE continued listing criteria in 18 months and the NYSE original listing criteria in 36 months. Our ability to make acceptable progress toward meeting the criteria, and ultimately to meet the criteria and remain listed on the NYSE, will depend on our business performance and other factors, including those described under the caption "Risk Factors."

                            CASH DISTRIBUTION POLICY

General Description of Cash Distribution

  In general, we distribute to our partners on a quarterly basis, all of our Available Cash in the manner described below. Available Cash is defined in the glossary and generally means, for any of our fiscal quarters, all cash on hand at the end of that quarter, less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of the general partner to:

  (1) provide for the proper conduct of our business;

  (2) comply with applicable law, any of our debt instruments or other agreements; or

  (3) provide funds for distributions to the common unitholders and the senior subordinated unitholders during the next four quarters, in some circumstances.

The general partner may not establish cash reserves for distributions to the senior subordinated units unless the general partner has determined that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any common unit arrearages for the next four quarters. As discussed below, the restrictions on distributions to senior subordinated units, junior subordinated units and general partner units could result in cash that would otherwise be Available Cash being reserved for other purposes.

  Cash distributions will be characterized as distributions from either Operating Surplus or Capital Surplus. This distinction affects the amounts distributed among different classes of units. See "--Quarterly Distributions of Available Cash."

  Operating Surplus is defined in the glossary and generally means:

  (1) the cash balance of Star Gas Partners on the date we began operations, plus approximately $20.3 million, plus all of our cash receipts, excluding cash receipts that constitute Capital Surplus; less

  (2) all of our operating expenses, debt service payments, maintenance capital expenditures and reserves established for future operations; provided, however, that Operating Surplus is calculated without any reduction for costs or expenses incurred in the transaction.

  Capital Surplus is also defined in the glossary and is generally generated only by borrowings other than for working capital purposes, sales of debt and equity securities and sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets, all as disposed of in the ordinary course of business.

  All Available Cash distributed from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since our commencement equals the Operating Surplus as of the end of the quarter before that distribution. This method of cash distribution avoids the difficulty of trying to determine whether Available Cash is distributed from Operating Surplus or Capital Surplus. Any excess Available Cash, irrespective of its source, will be deemed to be Capital Surplus and distributed accordingly.

  If Capital Surplus is distributed on each common unit issued in our initial public offering in an aggregate amount per unit equal to $22.00 per common unit, the distinction between Operating Surplus and Capital Surplus will cease. All distributions after that date will be treated as from Operating Surplus. The general partner does not expect that there will be significant distributions from Capital Surplus.

  The senior subordinated units and the junior subordinated units are each a separate class of interests in Star Gas Partners, and the rights of holders of those interests to participate in distributions differ from the rights of the holders of common units. When issued, the Class B common units will also be a separate class of interests in Star Gas Partners.

Quarterly Distributions of Available Cash

  Except for the limitations and prohibitions on distributions discussed below, we will make distributions to our partners for each of our fiscal quarters before liquidation in an amount equal to all of our Available Cash for that quarter. Distributions will be made approximately 45 days after each March 31, June 30, September 30 and December 31, to holders of record on the applicable record date. We are prohibited from making any distributions on our senior subordinated units, junior subordinated units and general partner units during the remainder of our fiscal year 1999, which ends on September 30, 1999. If we generate sufficient Available Cash to satisfy the limitation described below, the first distribution permitted to be paid to the holders of the senior subordinated units issued in the transaction will be paid for the first quarter of our fiscal year 2000, which begins on October 1, 1999. The first distribution on the common units, including those issued in this offering, after the completion of the transaction will be paid for the quarter ending March 31, 1999 on approximately May 15, 1999 to holders of record on approximately May 4, 1999 regardless of how many days the common units have been outstanding. For a discussion of the restrictions on distributions to the holders of subordinated interests, see "--Limitations and Prohibitions on Distributions on Subordinated Interests."

  Upon expiration of the subordination period, all senior subordinated units and junior subordinated units will be converted, on a one-for-one basis, into Class B common units, and distributions on the general partner units will no longer be subordinated to distributions on the common units. All references to common units after the expiration of the subordination period are references to Class A common units and Class B common units, collectively, unless otherwise indicated. Neither Class A common units nor Class B common units will accrue arrearages for any quarter after the subordination period, and senior subordinated units, junior subordinated units and general partner units will not accrue any arrearages on distributions for any quarter.

Distributions of Available Cash from Operating Surplus During the Subordination Period

  The subordination period is defined in the glossary and will generally extend until the first day of any quarter beginning on or after October 1, 2002 that each of the following three events occur:

  (1) distributions of Available Cash from Operating Surplus on the common units, senior subordinated units, junior subordinated units and general partner units equal or exceed the sum of the minimum quarterly distributions on all of the outstanding common units, senior subordinated units, junior subordinated units and general partner units for each of the three non-overlapping four-quarter periods immediately preceding that date;

  (2) the Adjusted Operating Surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units, senior subordinated units, junior subordinated units and general partner units during those periods on a fully diluted basis for employee options or other employee incentive compensation. This includes all outstanding units and all common units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest before the end of the quarter immediately following the quarter for which the determination is made. It also includes all units that have as of the date of determination been earned by but not yet issued to our management for incentive compensation; and

  (3) there are no arrearages in payment of the minimum quarterly distribution on the common units.

  In specific circumstances, if the general partner is removed without cause, the subordination period will end, any existing arrearages on the common units will be extinguished, the senior subordinated units and junior subordinated units will immediately convert into Class B common units and distributions on the general partner units will no longer be subordinated.

  Distributions of Available Cash from Operating Surplus for any quarter during the subordination period will be made in the following manner:

  . First, 100% to the common units, pro rata, until there has been distributed for each common unit an amount equal to the minimum quarterly distribution for that quarter.

  . Second, 100% to the common units, pro rata, until there has been distributed for each common unit an amount equal to any cumulative common unit arrearages on each common unit for any prior quarter.

  . Third, 100% to the senior subordinated units, pro rata, until there has been distributed for each senior subordinated unit an amount equal to the minimum quarterly distribution for that quarter.

  . Fourth, 100% to the junior subordinated units and general partner units, pro rata, until there has been distributed for each junior subordinated unit and general partner unit an amount equal to the minimum quarterly distribution for that quarter.

  . Thereafter, in the manner described in "--Incentive Distributions During the Subordination Period" below.

  Upon completion of the transaction, the general partner will have a 1.99% general partner interest in Star Gas Partners in the form of general partner units and a 0.01% general partner interest in Star Gas Propane. References in this prospectus to distributions on the general partner units disregard the general partner's 0.01% general partner interest in Star Gas Propane.

Distributions of Available Cash from Operating Surplus After the Subordination Period

  Distributions of Available Cash from Operating Surplus for any quarter after the subordination period will be made in the following manner:

  (1) First, 100% to all units, pro rata, until there has been distributed to each unit an amount equal to the minimum quarterly distribution for that quarter.

  (2) Thereafter, in the manner described in "--Incentive Distributions After the Subordination Period" below.

Incentive Distributions During the Subordination Period

  For any quarter that both (1) and (2) below occur, holders of the senior subordinated units, junior subordinated units and general partner units will receive incentive distributions as described below.

  (1) Available Cash from Operating Surplus is distributed to each of the common units, senior subordinated units, junior subordinated units and general partner units in an amount equal to the minimum quarterly distribution.

  (2) Available Cash has been distributed on outstanding common units in the amount as may be necessary to eliminate any cumulative common unit arrearages.

After the distributions described in (1) and (2) above are met, additional Available Cash from Operating Surplus for that quarter will be distributed among the units in the following manner:

  . First, 100% to all units, until each unit has received, in addition to any distributions to the common units to eliminate any cumulative common unit arrearages, a total of $0.604 per unit for that quarter (the "First Target Distribution").

  . Second, 86.7% to all units, pro rata, and 13.3% to all senior subordinated units, junior subordinated units and general partner units, pro rata, until each common unit has received, in addition to any distributions to eliminate any cumulative common unit arrearages, a total of $0.711 per unit for that quarter (the "Second Target Distribution").

  . Third, 76.5% to all units, pro rata, and 23.5% to all senior subordinated units, junior subordinated units and general partner units, pro rata, until each common unit has received, in addition to any distributions to eliminate any cumulative common unit arrearages, a total of $0.926 per unit for that quarter (the "Third Target Distribution").

  . Thereafter, 51.0% to all units, pro rata, and 49.0% to all senior subordinated units, junior subordinated units and general partner units, pro rata.

  The partnership agreement may not be amended, including the issuance of additional Star Gas Partners securities, in any manner that would increase the aggregate amount of incentive distributions without the approval of a majority of the outstanding units of the classes, each class voting separately, that would be adversely affected.

  The following table illustrates the amount of Available Cash from Operating Surplus distributed pro rata as the base distribution to all unitholders pro rata and the percentage of Available Cash distributed as incentive distributions to the holders of senior subordinated units, junior subordinated units and general partner units only at the target distribution levels. The percentages in the table below are the percentage interests of the unitholders in Available Cash from Operating Surplus distributed as base distributions to all unitholders and distributed as incentive distributions based on the number of units outstanding immediately after completion of the transaction.

                                                                      Percentage of Available Cash
                                                                        Distributed as Incentive
                                                                     Distributions to the Specified
                                                                               Unit Class
                                                                    ---------------------------------
                                      Percentage of  Percentage of
                          Quarterly   Available Cash Available Cash
                         Distribution Distributed as Distributed as    Senior       Junior    General
                          Amount per       Base        Incentive    Subordinated Subordinated Partner
                         Common Unit  Distributions  Distributions     Units        Units      Units
                         ------------ -------------- -------------- ------------ ------------ -------
Minimum Quarterly
 Distribution...........    $0.575        100.0%            --            --          --         --
First Target
 Distribution...........     0.604        100.0             --            --          --         --
Second Target
 Distribution...........     0.711         86.7           13.3%         10.3%        1.6%       1.4%
Third Target
 Distribution...........     0.926         76.5           23.5          18.2         2.9        2.4
Thereafter..............        --         51.0           49.0          37.9         6.1        5.0


  The percentage allocation of incentive distributions among senior subordinated units, junior subordinated units and general partner units, will change in the future if there are additional non-proportional issuances of units.

Incentive Distributions After the Subordination Period

  For any quarter for which Available Cash from Operating Surplus is distributed to each of the Class A common units, the Class B common units and general partner units in an amount equal to the minimum quarterly distribution, then any additional Available Cash from Operating Surplus for that quarter will be distributed among the unitholders in the following manner:

  .First, 100% to all units, pro rata, until each unit has received the First
     Target Distribution.

  .Second, 86.7% to all units, pro rata, and 13.3% to all Class B common units and general partner units, pro rata, until each Class A common unit has received the Second Target Distribution.

  . Third, 76.5% to all units, pro rata, and 23.5% to all Class B common units and general partner units, pro rata, until each Class A common unit has received the Third Target Distribution.

  . Thereafter, 51% to all units, pro rata, and 49% to all Class B common units and general partner units, pro rata.

Distributions from Capital Surplus

  Distributions of Available Cash from Capital Surplus will be made 100% on all units, pro rata, until each common unit that was issued in our initial public offering has received distributions equal to $22.00. This was the unit price from the initial public offering. Thereafter, all distributions from Capital Surplus will be distributed as if they were from Operating Surplus.

  When a distribution is made from Capital Surplus, it is treated as if it were a repayment of the unit price from the initial public offering. To reflect repayment, the minimum quarterly distribution and the target distribution levels will be adjusted downward by multiplying each amount by a fraction. This fraction is determined as follows: the numerator is the unrecovered initial unit price immediately after giving effect to the repayment and the denominator is the unrecovered initial unit price immediately before the repayment. For example, based on the Unrecovered Initial Unit Price of $22.00 per unit and assuming Available Cash from Capital Surplus of $11.00 per unit is distributed on all common units issued in the initial public offering, then the amount of the minimum quarterly distribution and the target distribution levels would each be reduced to 50% of its initial level.

  A "payback" of the unit price from the initial public offering occurs when the unrecovered initial unit price is zero. At that time, the minimum quarterly distribution and the target distribution levels each will have been reduced to zero. All distributions of Available Cash from all sources after that time will be treated as if they were from Operating Surplus. Because the minimum quarterly distribution and the target distribution levels will have been reduced to zero, the holders of the rights to incentive distributions will then be entitled to receive 49% of all distributions of Available Cash, after distributions for cumulative common unit arrearages.

  Distributions from Capital Surplus will not reduce the minimum quarterly distribution or any of the target distribution levels for the quarter in which they are distributed.

Limitations and Prohibitions on Distributions on Subordinated Interests

  Distributions on the senior subordinated units, junior subordinated units and general partner units are prohibited during the remainder of our fiscal year 1999, which ends on September 30, 1999. There is no prohibition on distributions to common units during this time.

  Beginning with the first quarter of our fiscal year 2000, which begins on October 1, 1999, no distributions will be made on the senior subordinated units, junior subordinated units or general partner units, unless the aggregate amount of distributions on all units for all quarters, beginning with the first quarter of our fiscal year 2000, is equal to or less than the total Operating Surplus generated by us since October 1, 1999. Solely for purposes of this limitation, Operating Surplus does not include our cash balance on the date we began operations, plus approximately $20.3 million.

  The holders of the senior subordinated units, junior subordinated units and general partner units are not prohibited from receiving distributions from Capital Surplus in a partial liquidation during the subordination period.

Adjustment of Minimum Quarterly Distribution and Target Distribution Levels

  In addition to adjustments made upon a distribution of Available Cash from Capital Surplus, the following will each be proportionately adjusted upward or downward, as appropriate, if any combination or subdivision of units should occur:

    (1) the minimum quarterly distribution;

    (2) the target distribution levels;

    (3) the Unrecovered Initial Unit Price;

    (4) the number of additional common units issuable during the subordination period without a unitholder vote;

    (5) the number of Class B common units issuable upon conversion of the senior subordinated units and the junior subordinated units; and

    (6) other amounts calculated on a per unit basis.

However, no adjustment will be made by reason of the issuance of additional units for cash or property. For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the Unrecovered Initial Unit Price would each be reduced to 50% of its initial level.

  The minimum quarterly distribution and target distribution levels may also be adjusted if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes. In this event, the minimum quarterly distribution and target distribution levels for each quarter after that time would be reduced to amounts equal to the product of:

    (1) the minimum quarterly distribution or target distribution level; multiplied by

    (2) one minus the sum of:

      (x) the highest marginal federal corporate income tax rate to which we are then subject as an entity; plus

      (y) any increase in the effective overall state and local income tax rate to which we are subject as a result of the new imposition of the entity level tax, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes, but only to the extent of the increase in rates resulting from that legislation or interpretation.

For example, assuming we are not previously subject to state and local income tax, if we were to become taxable as an entity for federal income tax purposes and we became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the minimum quarterly distribution and the target distribution levels would each be reduced to 62% of the amount thereof immediately before the adjustment.

Issuance of Additional Senior Subordinated Units

  The partnership agreement provides for the issuance of up to 909,000 additional senior subordinated units if Petro meets specified financial tests. Specifically, if the dollar amount of Petro Adjusted Operating Surplus per Petro Unit equals or exceeds $2.90 for any four-quarter period that occurs between the first and fifth anniversaries of the transaction, we will issue 303,000 senior subordinated units to the holders of the senior subordinated units, junior subordinated units and general partner units of record for the final quarter of that four-quarter period. After the end of the subordination period, we would instead issue 303,000 Class B common units to the holders of the Class B common units and the general partner units. In any case, we may not issue more than 303,000 senior subordinated units or Class B common units in any 365-day period. Furthermore, we may not issue more than 909,000 senior subordinated units or Class B common units under this provision in the aggregate. We will not issue any fractional units in the issuance of these additional units but will pay to each holder who would otherwise be entitled to a fractional unit an amount in cash in lieu of those fractional units. The amount of cash to be paid will be determined by multiplying the fraction by the current market price of a senior subordinated unit or a Class B common unit, as the case may be. For this purpose, the current market price is set as of the date three days prior to issuance of the additional units. On the first day after the record date for distributions for the first quarter ending on or after the fifth anniversary of completion of the transaction, the right to receive the additional units shall lapse and all conversion rights shall cease to exist.

  "Petro Adjusted Operating Surplus" means, for any four-quarter period, the Adjusted Operating Surplus generated by Petro, which includes all subsidiaries of Star Gas Partners primarily engaged in the home heating oil business, during that four quarter period. The determination of this amount is made in good faith by a majority of the members of the board of directors of the general partner acting with the concurrence of the audit committee. In calculating Petro Adjusted Operating Surplus:

    (1) debt service, including the payment of principal, interest and premium on all debt incurred or assumed by Petro or any of its affiliates, the proceeds of which are used by or for the benefit of Petro, including the proceeds from the debt offering, shall be included to the extent that debt service is included in the calculation of Operating Surplus; and

    (2) debt service, including the payment of principal, interest and premium, on all debt incurred or assumed by Petro or any of its affiliates, the proceeds of which are not used by or for the benefit of Petro, shall be excluded.

  "Petro Units", for any date, means the sum of:

    (1) the excess of the number of units outstanding at completion of the transaction over the number of units outstanding immediately before the completion of the transaction, assuming the simultaneous closing of this offering;

    (2) the number of units issued by Star Gas Partners after the transaction to the extent the net proceeds of which are contributed to Petro, which for these purposes includes all subsidiaries of Star Gas Partners primarily engaged in the home heating oil business;

    (3) the number of senior subordinated units or Class B common units issued under the partnership agreement based on the performance of Petro; and

    (4) the deemed number of units outstanding based upon a contribution of capital to Petro by Star Gas Partners or any of its affiliates after completion of the transaction, which contribution is not covered by (2) above or traceable to debt proceeds, which number of deemed units is obtained by dividing:

      (A)the amount of that Star Gas Partners' contribution; by

      (B) the Current Market Price of a common unit, or of a Class A common unit after the termination of the subordination period.


For purposes of (4) above, the amount used to pay down the Petro debt discussed below will be treated as if it were contributed to Petro by Star Gas Partners. Specifically, Petro debt paid or debt allocated to Petro from internally generated funds that exist at Petro only because Petro has not paid dividends up to Star Gas Partners in an amount equal to the distributions that would have been paid on the Petro Units had they been actual outstanding units of Star Gas Partners will fall within (4) above. The distribution per senior subordinated unit of Star Gas Partners shall be the amount that Star Gas Partners would have been deemed to have distributed per Petro Unit had they been actual outstanding units of Star Gas Partners. For purposes of the number of deemed outstanding units in (4) above, those units shall be deemed to be issued on the date of the capital contribution. For purposes of determining the number of outstanding Petro Units for any period of time, the number of units issued under (2), (3) and (4) above shall be determined on a weighted average basis based on the amount of time they have been outstanding. For this purpose, common unit means Class A common unit upon expiration of the subordination period. Petro Units are not "units" as such term is used in this prospectus.

  The terms upon which any of the said additional units may be issued may not be amended in a manner that would materially adversely affect the rights of the holders of those units without the affirmative vote of the holders of a majority of the outstanding senior subordinated units, junior subordinated units and general partner units, voting together as a single class.

Distributions of Cash upon Liquidation During the Subordination Period

  Following the beginning of the dissolution and liquidation, assets will be sold or otherwise disposed of and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of liquidation will first be applied to the payment of our creditors in the order of priority provided in the partnership agreement and by law and, thereafter, be distributed on the units in accordance with respective capital account balances, as so adjusted.

  Partners are entitled to liquidation distributions in accordance with capital account balances. Although operating losses are allocated on all units pro rata, the allocations of gains and losses attributable to liquidation are intended to favor the holders of outstanding common units over the holders of all other outstanding units, to the extent of the unrecovered initial unit price plus any cumulative common unit arrearages. However, no assurance can be given that there will be sufficient gain upon liquidation of Star Gas Partners to enable the holders of common units to fully recover their Unrecovered Initial Unit Price and arrearages, even though there may be cash available for distribution to the holders of senior subordinated units and junior subordinated units. The manner of the adjustment is provided in the partnership agreement. If our liquidation occurs before the end of the subordination period, any gain, or unrealized gain attributable to assets distributed in kind, will be allocated to the partners in the following manner:

  . First, to the partners that have negative balances in their capital accounts, to the extent of and in proportion to, those negative balances.

  . Second, 100% to the common units, pro rata, until the capital account for each common unit is equal to the Unrecovered Initial Unit Price for that common unit plus the amount of the minimum quarterly distribution for the fiscal quarter during which the dissolution occurs, plus any cumulative common unit arrearages on those common units.

  . Third, 100% to the senior subordinated units, pro rata, until the capital account for each senior subordinated unit is equal to the Unrecovered Initial Unit Price plus the amount of the minimum quarterly distribution for the fiscal quarter during which the dissolution occurs.

  . Fourth, 100% to the junior subordinated units and general partner units, pro rata, until the capital account for each junior subordinated unit is equal to the Unrecovered Initial Unit Price plus the amount of the minimum quarterly distribution for the fiscal quarter during which the dissolution occurs.

  . Fifth, 100% to all units, pro rata, until there has been allocated under this clause an amount per common unit equal to (a) the excess of the First Target Distribution per unit over the then effective minimum quarterly distribution per unit for each quarter of Star Gas Partners' existence, less (b) the amount per common unit of any distributions of Available Cash from Operating Surplus in excess of the then effective minimum quarterly distribution per unit that was distributed 100% to all units, pro rata, for each quarter of Star Gas Partners' existence.

  . Sixth, 86.7% to all units, pro rata, 13.3% to senior subordinated units, junior subordinated units and general partner units, pro rata, until there has been allocated under this clause an amount per common unit equal to (a) the excess of the Second Target Distribution per common unit over the First Target Distribution per common unit for each quarter of Star Gas Partners' existence, less (b) the amount per common unit of any distributions of Available Cash from Operating Surplus in excess of the First Target Distribution per common unit but not in excess of the Second Target Distribution for each quarter of Star Gas Partners' existence.

  . Seventh, 76.5% to all units, pro rata, and 23.5% to all senior subordinated units, junior subordinated units and general partner units, pro rata, until there has been allocated under this clause an amount per common unit equal to (a) the excess of the Third Target Distribution per common unit over the Second Target Distribution but not in excess of the Third Target Distribution for each quarter of Star Gas Partners' existence.

  . Thereafter, 51.0% to all units, pro rata, and 49.0% to all senior subordinated units, junior subordinated units and general partner units, pro rata.

  Any loss or unrealized loss will be allocated to the unitholders in the following manner:

  . First, 100% to the junior subordinated units and general partner units, pro rata, in proportion to the positive balances in their capital accounts until the positive balances in their capital accounts have been reduced to zero.

  . Second, 100% to the senior subordinated units in proportion to the positive balances in their capital accounts until the positive balances in their capital accounts have been reduced to zero.

  . Third, 100% to the common units in proportion to the positive balances in their capital accounts until the positive balances in their capital accounts have been reduced to zero.

  . Thereafter, to the general partner units.

Distributions of Cash upon Liquidation After the Subordination Period

  If our liquidation occurs after the end of the subordination period, any gain, or unrealized gain attributable to assets distributed in kind, will be allocated to the partners in the following manner:

  . First, to the partners that have negative balances in their capital accounts to the extent of and in proportion to those negative balances.

  . Second, 100% to all Class A common units and Class B common units, until the capital account for each Class A common unit and Class B common unit is equal to the Unrecovered Initial Unit Price, plus the amount of the minimum quarterly distribution for the fiscal quarter during which the dissolution occurs.

  . Third, 100% to all units, pro rata, until there has been allocated under this clause an amount per Class A common unit equal to (a) the excess of the First Target Distribution per Class A common unit over the then effective minimum quarterly distribution for each quarter of our existence, less (b) the amount per Class A common unit of any distributions of Available Cash from Operating Surplus in excess of the then effective minimum quarterly distribution per Class A common unit that was distributed 100% to units, pro rata, for each quarter of our existence.

  . Fourth, 86.7% to all units, pro rata, and 13.3% to Class B common units and general partner units, pro rata, until there has been allocated under this clause an amount per Class A common unit equal to (a) the excess of the Second Target Distribution per Class A common unit over the First Target Distribution per Class A common unit for each quarter of our existence, less (b) the amount per Class A common unit of any distributions of Available Cash from Operating Surplus in excess of the First Target Distribution but not in excess of the Second Target Distribution for each quarter of our existence.

  . Fifth, 76.5% to all units, pro rata, and 23.5% to Class B common units and general partner units, pro rata, until there has been allocated under this clause an amount per Class A common unit equal to (a) the excess of the Third Target Distribution per Class A common unit over the Second Target Distribution per Class A common unit for each quarter of our existence, less (b) the amount per Class A common unit of any distributions of Available Cash from Operating Surplus in excess of the Second Target Distribution but not in excess of the Third Target Distribution for each quarter of our existence.

  . Thereafter, 51.0% to all units, pro rata, and 49.0% to all Class B common units and general partner units, pro rata.

  Any loss or unrealized loss will be allocated to the general partner units, the Class A common units and the Class B common units, pro rata, in proportion to the positive balances in their capital accounts, until the positive balances in those capital accounts have been reduced to zero.

  Interim adjustments to capital accounts will be made at the time we issue additional interests or make distributions of property. These adjustments will be based on the fair market value of the interests issued or the property distributed and any gain or loss resulting from the adjustments will be allocated to the unitholders in the same manner as gain or loss is allocated upon liquidation.

                                    BUSINESS

General

  We are the eighth largest retail distributor of propane and the largest retail distributor of home heating oil in the United States. Our propane operations serve approximately 166,000 customers in the Midwest and Northeast regions, and the home heating oil operations that Star Gas Partners is acquiring serve approximately 340,000 customers in the Northeast and Mid-Atlantic regions. On a pro forma basis for the twelve months ended September 30, 1998 and giving effect to the transaction and the acquisitions made in fiscal 1998, we had $566.2 million in revenues and $50.9 million in EBITDA, as defined in this prospectus, on propane sales volume of 103.4 million gallons and home heating oil sales volume of 352.0 million gallons. If certain infrequent restructuring, corporate identity and transaction expenses were not subtracted from EBITDA, pro forma EBITDA for the same period would have been $55.1 million.

 Propane Operations

  We are primarily engaged in the retail distribution of propane and related supplies and equipment to residential, commercial, industrial, agricultural and motor fuel customers. We serve our approximately 166,000 propane customers from 55 branch locations and 32 satellite storage facilities in the Midwest, and 19 branch locations and 14 satellite storage facilities in the Northeast. In addition to our retail business, we also serve approximately 30 wholesale customers from our facilities in southern Indiana.

  For the fiscal year ended September 30, 1998, on a pro forma basis giving effect to acquisitions in fiscal 1998, our propane operations had EBITDA of $20.2 million on sales of $116.1 million. Based on volumes of gallons sold approximately 80% of these sales were to retail customers and approximately 20% were to wholesale customers. Our retail sales have historically had a greater profit margin, more stable customer base and less price sensitivity than our wholesale business.

 Home Heating Oil Operations

  We are a leading consolidator in the highly fragmented home heating oil industry. We serve approximately 340,000 home heating oil customers from 24 branch locations in the Northeast and Mid-Atlantic regions. We also install and repair heating equipment 24 hours a day, seven days a week, 52 weeks a year, generally within four hours of requests. These services are an integral part of our basic home heating oil service, and are designed to maximize customer satisfaction and loyalty.

  For the twelve months ended September 30, 1998, our home heating oil operations had total sales of $450.1 million and EBITDA of $30.7 million. If certain infrequent restructuring, corporate identity and transaction expenses were not subtracted from EBITDA, pro forma EBITDA for the same period would have been $34.9 million. For the twelve months ended September 30, 1998, our total sales consisted of approximately:

  .83% from sales of home heating oil;

  .13% from the installation and repair of heating equipment; and

  . 4% from the sale of other petroleum products, including diesel fuel and gasoline, to commercial customers.

  Our home heating oil business' sales volume, cash flow and EBITDA have increased significantly since 1979, when current management assumed control, primarily due to the acquisition of 188 home heating oil businesses over that period.

Industry Characteristics

  Propane is used primarily for space heating, water heating and cooking by residential and commercial customers. Home heating oil is used primarily as a source of residential space heating. The retail propane and home heating oil industries are both mature, with total demand expected to remain relatively flat or to decline slightly. We believe that these industries are relatively stable and predictable due to the largely non-discretionary nature of propane and home heating oil use. Accordingly, the demand for propane and home heating oil has historically been relatively unaffected by general economic conditions and has been a function of weather conditions.

  It is common practice in both the propane and home heating oil distribution industries to price products to customers based on a per gallon margin over wholesale costs. As a result, distributors generally seek to maintain their margins by passing costs through to customers, thus insulating themselves from the volatility in wholesale heating oil and propane prices. However, during periods of sharp price fluctuations in supply costs, distributors may be unable or unwilling to pass entire cost increases or decreases through to customers. In these cases, significant increases or decreases in per gallon margins may result. In addition, the timing of cost pass-throughs can significantly affect margins.

  The propane and home heating oil distribution industries are highly fragmented, characterized by a large number of relatively small, independently owned and operated local distributors. Each year a significant number of these local distributors have sought to sell their business for reasons that include retirement and estate planning. In addition, the propane and heating oil distribution industries are becoming more complex due to increasing environmental regulations and escalating capital requirements needed to acquire advanced, customer oriented technologies. Primarily as a result of these factors, both industries are undergoing consolidation, and Star Gas Partners and Petro have been active consolidators in each of their markets.

Competitive Strengths

  We believe that we are well-positioned to compete in the propane and home heating oil industries. Our competitive strengths include:

 .  High Percentage of Sales to Stable, Higher Margin Residential
    Customers. Our propane and home heating oil operations concentrate on sales to residential customers. Residential customers tend to generate higher margins and are generally more stable purchasers than our other customers. For the year ended September 30, 1998, sales to residential customers represented 56% of our retail propane gallons sold and 66% of propane gross profit. In addition, we own approximately 95% of the propane tanks located at our customers' homes, which further enhances our profitability and customer stability. For the twelve months ended September 30, 1998, sales to residential customers represented 83% of Petro's total heating oil gallons sold and 91% of total heating oil gross profit. Although overall demand for heating oil and propane is affected by weather and other factors, we believe that our residential business is relatively stable due to the largely non-discretionary nature of most heating oil and propane purchases by residential customers. In many states, fire safety regulations restrict the refilling of a leased tank solely to the propane supplier that owns the tank. These regulations, which require customers to switch propane tanks when they switch suppliers, help enhance the stability of our customer base because of the inconvenience involved with switching tanks.

 . Proven Acquisition Expertise. Petro has a proven track record in the acquisition of home heating oil companies. Petro has achieved substantial growth since 1979 through the acquisition and consolidation of 188 retail heating oil distributors in both new and existing markets. In addition, since January 1994, our propane operations have acquired 12 distributors, including seven distributors in fiscal 1998.

 . Premium Service Provider with Brand Name Recognition. In our New York and Mid-Atlantic regions, our home heating oil business now operates only under the name "Petro," rather than the acquired brand names previously in use. We have been building this brand name by focusing on delivering premium service to our customers. We have also adopted operational initiatives to provide a full range of services to our heating oil customers, including supply, repair and maintenance.

 . Operating Leverage. As the largest retail distributor of home heating oil and a leading retail distributor of propane in the United States, we are able to realize economies of scale in operating, marketing, information technology and other areas by spreading our costs over a larger base of sales. In our home heating oil business, we are using communication and computer technology that is generally not used by our competitors, which has allowed us to realize operating efficiencies.

Business Strategy

  Our primary objective is to increase cash flow on a per unit basis. We intend to pursue this objective principally through the following strategies:

 . Pursuing Strategic Acquisitions. We intend to continue to grow through acquisitions. Both the propane and home heating oil distribution industries are highly fragmented, characterized by a large number of relatively small, independently owned and operated local distributors. We believe that, as a result of the transaction, the field of potential acquisition candidates will be broadened due to our ability to acquire propane companies, home heating oil companies and companies with both propane and home heating oil operations. In addition, our increased size will enable us to consider larger transactions.

 . Realizing Operating Efficiencies in Existing and Acquired Operations. We intend to continue to implement our restructuring and cost reduction programs in our home heating oil business to improve profitability and realize cost savings at both existing and acquired operations. We intend to continue to focus our propane operations in high margin markets with a large proportion of residential customers.

 . Focusing on Customer Growth and Retention. We intend to continue to seek internal growth through individual branch marketing programs in our propane business. In our home heating oil business, we seek to maximize customer retention by providing premium customer service and building brand awareness and customer loyalty.

 . Enhancing Our Brand Awareness. We believe that the impact of Petro's branding efforts may offer competitive advantages in the home heating oil industry, due to the lack of comparable branding and extremely low consumer awareness in the industry.

  We cannot assure that we will be able to implement the above strategies.

Propane

 General

  Propane is used primarily for space heating, water heating, clothes drying and cooking by residential and commercial customers. Residential customers are typically homeowners, while commercial customers include motels, restaurants, retail stores and laundromats. Industrial users, such as manufacturers, use propane as a heating and energy source in manufacturing and drying processes. In addition, propane is used to supply heat for drying crops and curing tobacco and as a fuel source for certain motor vehicles.

  Propane is extracted from natural gas or oil wellhead gas at processing plants or separated from crude oil during the refining process. Propane is normally transported and stored in a liquid state under moderate pressure or refrigeration for ease of handling in shipping and distribution. When the pressure is released or the temperature is increased, it is usable as a flammable gas. Propane is colorless and odorless; an odorant is added to allow its detection. Propane is clean-burning, producing negligible amounts of pollutants when consumed. According to the American Petroleum Institute, the domestic retail market for propane is approximately 9.4 billion gallons annually. Based upon information contained in the Energy Information Administration's Annual Energy Review-1995, propane accounts for approximately 4% of household energy consumption in the United States.

  The retail market for propane is seasonal because it is used primarily for heating in residential and commercial buildings. Approximately 70% to 75% of our retail propane volume is sold during the peak heating season from October through March.

  Consequently, sales and operating profits are largely generated in the first and second fiscal quarters of each year. To the extent necessary, we will reserve cash flows from the first and second fiscal quarters for distribution to unitholders in the third and fourth fiscal quarters. In addition, sales volume traditionally fluctuates from year to year in response to variations in weather, prices and other factors. We believe that the broad geographic distribution of our operations helps to minimize exposure to regional weather or economic patterns.

 Operations

  As of September 30, 1998, we distributed propane to approximately 166,000 retail customers in 13 states from 74 branch locations. Our propane operations are conducted under a number of trademarks and trade names, including: Star Gas(R), Star Gas Service(TM), Silgas(TM), Blue Flame(R), Maingas(TM), Arrow Gas(TM), Mid-Hudson Valley Propane(TM), Coleman Gas Service(TM), H & S Gas(TM), Isch Gas(TM), Wilhoyte L.P. Gas(TM), Rural Natural Gas(TM), Pearl Gas(TM), Bay State-Arrow Gas(TM), Knowles L.P. Gas(TM) and Lowe Bros. & Dad. We do not have the right to use the trademark Star Gas(R) in the State of New York nor do we have the right to use the Blue Flame(R) trademark in certain limited areas outside of our current area of propane operations. We market propane primarily in rural areas, but also include suburban areas where energy alternatives to propane such as natural gas are generally not available.

  Our retail propane operations are located primarily in the Northeast and Midwest regions of the United States:



NORTHEAST                      MIDWEST
_________                      _______

Connecticut                    Indiana                      Michigan
Stamford                       Akron                        Charlotte
Hartford                       Batesville                   Hillsdale
                               Bedford                      Somerset Center
Maine                          Bluffton
Fairfield                      Coal City                    Ohio
Fryeburg                       College Corner               Bowling Green
Skowhegan                      Columbia City                Cincinnati
Wells                          Decatur                      Defiance
Windham                        Ferdinand                    Deshler
                               Greencastle                  Ft. Recovery
Massachusetts                  Jeffersonville               Hebron
Belchertown                    Linton                       Ironton
Rochdale                       Madison                      Kenton
Westfield                      New Salisbury                Lancaster
Swansea                        N. Manchester                Lewisburg
                               N. Vernon                    Lynchburg
New Hampshire                  N. Webster                   Macon
(from Fryeburg, ME)            Portland                     Maumee
                               Remington                    McClure
New Jersey                     Richmond                     Milford
Maple Shade                    Salem                        Mt. Orab
Tuckahoe                       Seymour                      North Star
                               Sulphur Springs              Ripley
New York                       Versailles                   Sabina
Addison                        Warren                       Waverly
Poughkeepsie                   Waterloo                     West Union
Washingtonville                Winamac
                                                            West Virginia
Pennsylvania                   Kentucky                     (from Ironton, OH)
Hazelton                       Dry Ridge
Wind Gap                       Glencoe
                               Prospect
Rhode Island                   Shelbyville
Davisville

  From our branch locations, we also sell, install and service equipment related to our propane distribution business, including heating and cooking appliances and, at some locations, we rent water softeners. Typical branch locations consist of an office, an appliance showroom and a warehouse and service facilities, with one or more 12,000 to 30,000 gallon bulk storage tanks. Satellite facilities typically contain only storage tanks.

  The distribution of propane at the retail level involves large numbers of small deliveries averaging 100 to 150 gallons each to the majority of our customer base. Retail deliveries of propane are usually made to customers by means of our fleet of bobtail and rack trucks. As of September 30, 1998, we had 280 bobtail and rack trucks. Propane is pumped from the bobtail truck, which generally holds 2,000 to 3,000 gallons, into a stationary storage tank at the customer's premises. The capacity of these tanks ranges from approximately 24 gallons to approximately 1,000 gallons. We also deliver propane to retail customers in portable cylinders, which typically are picked up and replenished at our distribution locations, then returned to the retail customer. To a limited extent, we also deliver propane to certain end users of propane in larger trucks known as transports. These trucks have an average capacity of approximately 9,000 gallons. End users receiving transport deliveries include industrial customers, large-scale heating accounts, such as local gas utilities that use propane as a supplemental fuel to meet peak demand requirements, and large agricultural accounts that use propane for crop drying and space heating.

 Customers

  During the fiscal year ended September 30, 1998, on a pro forma basis, approximately 80% of our propane sales by volume of gallons sold were to retail customers. These sales were comprised of approximately:

  . 56% to residential customers;

  . 18% to industrial/commercial customers;

  . 19% to agricultural customers; and

  . 7% to motor fuel customers.

Approximately 20% of our propane sales during the fiscal year ended September 30, 1998, on a pro forma basis, were to wholesale customers. Sales to residential customers in fiscal year 1998 accounted for 66% of our propane gross profit on propane sales, reflecting the higher-margin nature of this segment of the market.

  A majority of our residential customers receive their propane supply under an automatic delivery system. Under the automatic delivery system, we deliver propane to our heating customers an average of approximately six times during the year. We determine the amount delivered based on weather conditions and historical consumption patterns. Thus, the automatic delivery system eliminates the customer's need to make an affirmative purchase decision. In addition, we provide emergency service 24 hours a day, seven days a week, 52 weeks a year. In excess of 95% of our retail propane customers lease their tanks from us. In most states, due to fire safety regulations, a leased tank may only be refilled by the propane distributor that owns that tank. The inconvenience associated with switching tanks greatly reduces a propane customer's tendency to change distributors.

 Suppliers and Supply Arrangements

  We obtain propane from over 30 sources, all of which are domestic or Canadian oil companies, including Amoco Canada Marketing Group, Bayway Refining Company, Domex, Inc., Enron Gas Liquids, Inc., Ferrell North America, Marathon Ashland Petroleum, LLC, Markwest Hydrocarbons, Mobil Oil Company, Petro Canada LPG Inc., Sea-3 Inc., Shell Canada Limited, Shell Oil Company, and Warren Gas Liquids, Inc. Supplies from these sources have traditionally been readily available, although we cannot assure that supplies of propane will be readily available in the future.

  Substantially all of our propane supply for our Northeast retail operations is purchased under annual or longer term supply contracts that generally provide for pricing in accordance with market prices at the time of delivery. Some of the contracts provide for minimum and maximum amounts of propane to be purchased. During the year ended September 30, 1998, none of our Northeast suppliers accounted for more than 10% of our volume.

  We typically supply our Midwest retail and wholesale operations by a combination of:

  (1) spot purchases from suppliers at Mont Belvieu, Texas, that are transported by pipeline to our 21 million gallon underground storage facility in Seymour, Indiana, and then delivered to the Midwest branches; and

  (2) purchases from a number of Midwest refineries that are transported by truck to the branches either directly or via the Seymour facility.

Most of the refinery purchases are purchased under market based contracts.

  The Seymour facility is located on the TEPPCO Partners, L.P. pipeline system. The pipeline is connected to the Mont Belvieu storage facilities and is one of the largest conduits of supply for the U.S. propane industry. The Seymour facility allows us to buy and store large quantities of propane during periods of low demand that generally occur during the summer months. We believe that this ability allows us to achieve cost savings to an extent generally not available to our competitors in our Midwest markets.

  For fiscal 1998 our Midwest purchase volume was comprised of:

  . 28% on the spot market from various Mont Belvieu, Texas sources;

  . 27% from three refineries in Illinois, Kentucky and Michigan owned by Marathon Ashland Petroleum, LLC;

  . 23% from three refineries in Illinois and Indiana owned by Amoco Canada
    Marketing Group; and

  . the remaining propane from five other refineries.

We believe that our diversification of suppliers will enable us to purchase all of our supply needs at market prices if supplies are interrupted from any of the sources without a material disruption of our operations. See "Risk Factors--Risks Inherent in Our Business--We Are Dependent on Principal Suppliers and Carriers Increasing the Risk of an Interruption in Supply That Might Result in a Loss of Revenues and Customers."

  Propane is generally transported from refineries, pipeline terminals and storage facilities, including our Seymour facility, and coastal terminals to our branch location bulk plants. We accomplish this by a combination of our own highway transport fleet, common carriers, owner-operators and railroad tank cars. Branches and their related satellites typically have one or more 12,000 to 30,000 gallon storage tanks.

 Effect of Propane Price Volatility

  Profits in the retail propane business are primarily based on margins, the cents-per-gallon difference between the purchase price and the sales price of propane. We generally purchase propane under market-based contracts and in the spot market, primarily from natural gas processors and major oil companies for our short-term requirements. Therefore, our supply costs fluctuate with market price fluctuations. Should wholesale propane prices decline in the future, margins on our retail propane distribution business would increase in the short-term because retail prices tend to change less rapidly than wholesale prices. Should the wholesale cost of propane increase, for similar reasons, retail margins and profitability would likely be reduced, at least for the short-term, until retail prices could be increased. The timing of those cost pass-throughs can significantly affect margins.

 Competition

  The propane business is highly competitive. However, long-standing customer relationships are typical of the retail propane industry. The ability to compete effectively within the propane industry depends on the reliability of service, responsiveness to customers and the ability to maintain competitive prices. We believe that our superior service capabilities and customer responsiveness differentiate us from many of our competitors. Branch operations offer emergency service 24 hours a day, seven days a week, 52 weeks a year.

  Competition in the propane industry is highly fragmented and generally occurs on a local basis with other large full-service multi-state propane marketers, smaller local independent marketers and farm cooperatives. Based on industry publications, we believe that the ten largest multi-state marketers, including us, account for approximately 35% of the total retail sales of propane in the United States, and that no single marketer has a greater than 10% share of the total retail market in the United States. Most of our branches compete with five or more marketers or distributors. The principal factors influencing competition among propane marketers are price and service. Each retail distribution outlet operates in its own competitive environment, while retail marketers locate in close proximity to customers to lower the cost of providing service. The typical retail distribution outlet has an effective marketing radius of approximately 35 miles. See "Risk Factors--Risks Inherent in Our Business--Because of the Highly Competitive Nature of the Retail Propane and Home Heating Oil Businesses, We May Not Be Able to Maintain Existing Customers or Acquire New Customers, Which Would Have An Adverse Impact on Our Operating Results and Financial Condition."

  In addition, propane competes primarily with electricity, natural gas and fuel oil as an energy source on the basis of price, availability and portability. In certain parts of the country, propane is generally less expensive to use than electricity for space heating, water heating, clothes drying and cooking. Propane is generally more expensive than natural gas, but serves as an alternative to natural gas in rural and suburban areas where natural gas is unavailable or portability of product is required. The expansion of natural gas into traditional propane markets has historically been inhibited by the capital costs required to expand distribution and pipeline systems. Although the extension of natural gas pipelines tends to displace propane distribution in the areas affected, we believe that new opportunities for propane sales arise as more geographically remote areas are developed. Although propane is similar to fuel oil in space heating and water heating applications as well as in market demand and price, propane and fuel oil have generally developed their own distinct geographic markets. Because furnaces that burn propane will not operate on fuel oil, a conversion from one fuel to the other requires the installation of new equipment.

 Properties

  As of September 30, 1998, we owned 60 of our 74 branch locations and 36 of our 46 satellite storage facilities and leased the balance. In addition, Star Gas Partners owns the Seymour facility, in which it stores propane for itself and third parties. Our propane operations' corporate headquarters are leased in Stamford, Connecticut, while our office and training facilities are leased in the Midwest.

  The transportation of propane requires specialized equipment. The trucks used for this purpose carry specialized steel tanks that maintain the propane in a liquefied state. As of September 30, 1998, Star Gas Partners had a fleet of 29 tractors, 37 transport trailers, 280 bobtail and rack trucks and 302 other service and pick-up trucks, the majority of which are owned. Our propane operations own 14 and lease 34 automobiles. As of September 30, 1998, our propane operations owned approximately:

  .237 bulk storage tanks with typical capacities of 12,000 to 30,000 gallons;

  .206,000 stationary customer storage tanks with typical capacities of 24 to 1,000 gallons; and

  .30,000 portable propane cylinders with typical capacities of 5 to 24 gallons.

  Our obligations under our borrowings are secured by liens and mortgages on all of our real and personal property.

Home Heating Oil

 General

  Home heating oil is a primary source of home heat in the Northeast. The Northeast accounts for approximately two-thirds of the demand for home heating oil in the United States. During 1997, approximately 6.9 million homes, or approximately 36% of all homes in the Northeast, were heated by oil. In recent years, demand for home heating oil has been affected by conservation efforts and conversions to natural gas. In addition, as the number of new homes that use oil heat has not been significant, there has been virtually no increase in the customer base due to housing starts. As a result, according to the most recent available data, residential home heating oil consumption in the Northeast has declined from approximately 5.3 billion gallons in 1982 to approximately 4.6 billion gallons in 1993.

  The home heating oil distribution business is highly fragmented and characterized by numerous local fuel oil distributors, most of which have fewer than 20 employees and operate within a 25-mile radius from their distribution facility. According to the United States Bureau of Census, there were approximately 3,700 independently owned and operated home heating oil distributors in the Northeast at the end of 1997.

 Operations

  Our home heating oil operations serve approximately 340,000 customers in the Northeast and Mid-Atlantic states. In addition to selling home heating oil, we install and repair heating equipment. To a limited extent, we also market other petroleum products, including diesel fuel and gasoline, to commercial customers. During the twelve months ended September 30, 1998, our total sales were comprised of approximately:

  .83% from sales of home heating oil;

  .13% from the installation and repair of heating equipment; and

  . 4% from the sale of other petroleum products, including diesel fuel and gasoline, to commercial customers.

  We provide home heating equipment repair service 24 hours a day, seven days a week, 52 weeks a year, generally within four hours of a request. We also regularly provide various service incentives to obtain and retain customers. Our home heating oil business is consolidating its operations under one brand name, which we are building by employing an upgraded, professionally trained and managed sales force, together with a professionally developed marketing campaign, including radio and print advertising media. Our home heating oil operations have a nationwide toll free telephone number, 1-800-OIL-HEAT, which we believe helps us to build customer awareness and brand identity.

  As a result of a major strategic study, in 1996 we began to implement an operational restructuring program designed to take advantage of our size within the home heating oil industry. This program involves regionalization of our home heating oil operations into three profit centers, which allows us to operate more efficiently. In addition, this program enables us to access developments in communication and computer technology that are in use by other large distribution businesses, but are generally not used by other retail heating oil companies. This program is designed to reduce operating costs, improve customer service and establish a brand image among heating oil consumers.

  As part of the implementation of this operational restructuring program, in April 1996 our home heating oil business opened a regional customer service center on Long Island, New York. This state-of-the-art facility currently conducts all activities that interface with our approximately 110,000 Long Island and New York City home heating oil customers, including sales, customer service, credit and accounting. Since we have this customer service center, eight full-function branches were consolidated into four strategically located delivery and service depots to serve our home heating oil business's customers more efficiently. Furthermore, in keeping with the focus of our operating strategy, late in 1997 we continued to reorganize select branch and corporate responsibilities in order to eliminate redundant functions and regionalize responsibilities where they can best serve customers and our home heating oil business.

 Customers

  Our home heating oil business currently serves approximately 340,000 customers in the following 26 markets:


           New York                    Massachusetts             New Jersey
           --------                    -------------             ----------
Bronx, Queens and Kings          Boston (Metropolitan)      Camden
 Counties
Dutchess County                  Northeastern Massachusetts Neptune
Staten Island                    (Centered in Lawrence)     Newark (Metropolitan)
Eastern Long Island              Worcester                  North Brunswick
Western Long Island                                         Rockaway
                                                            Trenton
          Connecticut                   Pennsylvania            Rhode Island
          -----------                   ------------            ------------
Bridgeport--New Haven            Allentown                  Providence
Litchfield County                Berks County               Newport
Southern Fairfield Country       (Centered in Reading)
 (Metropolitan)                  Bucks Country
                                 (Centered in Southampton)
                                 Lebanon Country
                                 (Centered in Palmyra)
    Maryland/Virginia/D.C.
    ----------------------
Arlington
Baltimore
Washington, D.C. (Metropolitan)

  During the twelve months ended September 30, 1998, approximately 85% of our heating oil sales were made to homeowners, with the remainder to industrial, commercial and institutional customers.

  Our home heating oil business' net attrition of existing customers has been approximately 5% to 6% per year over the five years through 1997. This rate represents the net of our annual gross customer loss rate of approximately 15% to 16% offset by customer gains of approximately 10% per year. In 1998 net attrition approximated 3.4%, representing gains of approximately 11.4% and gross losses of 14.8%. Gross customer losses are the result of various factors, including customer relocation, price, natural gas conversions and credit problems. Customer gains are a result of our marketing and service programs and other incentives. While our home heating oil business often loses customers when they move from their homes, we are able to retain a majority of these homes by obtaining the new home purchaser as a customer.

  In addition, approximately 90% of our customers receive their home heating oil under an automatic delivery system without the customer having to make an affirmative purchase decision. These deliveries are scheduled by computer, based upon each customer's historical consumption patterns and prevailing weather conditions. We deliver home heating oil approximately six times during the year to the average customer. Our practice is to bill customers promptly after delivery. In addition, approximately 40% of our customers are on our budget payment plan, whereby their estimated annual oil purchases and service contract are paid for in a series of equal monthly payments over a twelve month period.

 Suppliers and Supply Arrangements

  We obtain fuel oil in either barge or truckload quantities, and have contracts with over 80 terminals for the right to temporarily store our heating oil at facilities not owned by us. Purchases are made under supply contracts or on the spot market. Our home heating oil business has market price based contracts for substantially all our petroleum requirements with 11 different suppliers, the majority of which have significant domestic sources for their product, and many of which have been our suppliers for over 10 years. Our current suppliers are: Amerada Hess Corporation; Citgo Petroleum Corp.; Coastal New York; Global Petroleum Corp.; Koch Refining Company, L.P.; Louis Dreyfus Energy Corp.; Mieco, Inc.; Mobil Oil Corporation; Sprague Energy; Sun Oil Company; and Tosco Refining Co. Supply contracts typically have terms of 12 months. All of the supply contracts provide for maximum and in some cases minimum quantities. In most cases our supply contracts do not establish the price at which we purchase fuel oil in advance. This price, like the price to most of our home heating oil customers, is based upon market prices at the time of delivery.

  We believe that our policy of contracting for substantially all of our supply needs with diverse and reliable sources will enable us to obtain sufficient product should unforeseen shortages develop in worldwide supplies. We also believe that relations with our current suppliers are satisfactory.

 Insulation from Oil Price Volatility

  Although the price of crude oil can be volatile, historically this volatility has not materially affected our performance, since over the years we have added a gross margin onto our wholesale costs. This addition was designed to offset the impact of inflation, account attrition and weather. As a result, variability in supply prices has affected net sales, but generally has not affected gross profit or net income, and as such, our margins are most meaningfully measured on a per gallon basis and not as a percentage of sales. While fluctuations in wholesale prices have not significantly affected demand to date, it is possible that significant wholesale price increases over an extended period of time could have the effect of encouraging conservation. If demand were reduced and we were unable to increase our gross profit margin or reduce our operating expenses, the effect of the decrease in volume would be to reduce net income.

  Approximately 25% of our home heating oil total sales are made to individual customers under an agreement pre-establishing the maximum sales price of oil over a twelve month period. The maximum price at which oil is sold to these individual customers is renegotiated in April of each year in light of then current market conditions. We currently enter into forward purchase contracts and futures contracts for a substantial majority of the oil we sell to these capped-price customers in advance and at a fixed cost. This practice permits us to purchase oil at a fixed price in advance of our obligations to supply that oil. Should events occur after a capped-sales price is established that increases the cost of oil above the amount anticipated, margins for the capped-price customers whose oil was not purchased in advance would be lower than expected, while those customers whose oil was purchased in advance would be unaffected. Conversely, should events occur during this period that decrease the cost of oil below the amount anticipated, margins for the capped-price customers whose oil was purchased in advance could be lower than expected, while margins for those customers whose oil was not purchased in advance would be unaffected or higher than expected.

  Our home heating oil business uses put options to hedge and reduce the risks associated with a substantial portion of the heating oil forward purchase contracts and futures contracts acquired as of December 31, 1998. Should the cost of heating oil significantly decline below the acquisition cost, these options would substantially offset the effects of that decline.

 Competition

  Like the propane industry, the home heating oil industry is highly competitive. Our home heating oil operations compete with heating oil distributors offering a broad range of services and prices, from full service distributors, like us, to those offering delivery only. Long-standing customer relationships are typical in the industry. Many companies in the industry, including us, deliver home heating oil to their customers based upon weather conditions and historical consumption patterns, without the customer making an affirmative purchase decision each time oil is needed. Like most companies in the home heating oil business, we provide home heating equipment repair service on a 24-hour a day basis. This tends to build customer loyalty. As a result of the factors noted above, among others, it may be difficult for our home heating oil business to acquire new retail customers, other than through acquisitions. In addition, in some instances homeowners have formed buying cooperatives that seek to purchase fuel oil from distributors at a price lower than individual customers are otherwise able to obtain.

  Our home heating oil business also competes for retail customers with suppliers of alternative energy products, principally natural gas. The rate of conversion from the use of home heating oil to natural gas is primarily affected by the relative prices of the two products and the cost of replacing an oil fired heating system with one that uses natural gas. We believe that approximately 1% of our home heating oil customer base annually converts from home heating oil to natural gas.

Other

 Employees

  Star Gas Partners itself has historically had no employees except for some employees of its corporate subsidiary, Stellar Propane Service Corp. As of September 30, 1998, Star Gas Corporation had 624 employees providing full time services to Star Gas Propane of whom:

  . 44 were employed by the corporate office in Stamford, Connecticut; and

  . 580 were located in branch offices.

In addition, at this time Star Gas Corporation had employees of whom:

  . 177 were administrative;

  . 286 were engaged in transportation and storage; and

  . 117 were engaged in field servicing.

Approximately 78 of Star Gas Corporation's employees are represented by six different local chapters of labor unions. Management believes that its relations with both its union and non-union employees are satisfactory.

  As of September 30, 1998, our home heating oil business had 1,729 employees, of whom:

  . 471 were office, clerical and customer service personnel;

  . 634 were heating equipment repairmen;

  . 244 were oil truck drivers and mechanics;

  . 199 were management and staff; and

  . 181 were employed in sales.

Approximately 50 of these employees are seasonal and are rehired annually to support the requirements of the heating season. Approximately 700 employees are represented by 16 different local chapters of labor unions. Management believes that its relations with both its union and non-union employees are satisfactory.

 Government Regulations

  We are subject to various federal, state and local environmental, health and safety laws and regulations. Generally, these laws impose limitations on the discharge of pollutants and establish standards for the handling of solid and hazardous wastes. These laws include the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right to Know Act, the Clean Water Act and comparable state statutes. CERCLA, also known as the "Superfund" law, imposes joint and several liability without regard to fault or the legality of the original conduct on certain classes of persons that are considered to have contributed to the release or threatened release of a hazardous substance into the environment. Propane is not a hazardous substance within the meaning of CERCLA. These laws and regulations could result in civil or criminal penalties in cases of non-compliance or impose liability for remediation costs. To date, we have not been named as a party to any litigation in which we are alleged to have violated or otherwise incurred liability under any of the above laws and regulations.

  For acquisitions that involve the purchase of real estate, we conduct a due diligence investigation to attempt to determine whether any substance has been sold from, or stored on, any of that real estate prior to its purchase. This due diligence includes questioning the seller, obtaining representations and warranties concerning the seller's compliance with environmental laws and performing site assessments. During this due diligence our employees, and, in certain cases, independent environmental consulting firms review historical records and data bases and conduct physical investigations of the property to look for evidence of hazardous substances, compliance violations and the existence of underground storage tanks.

  National Fire Protection Association Pamphlets No. 54 and No. 58, which establish rules and procedures governing the safe handling of propane, or comparable regulations, have been adopted as the industry standard in all of the states in which we operate. In some states these laws are administered by state agencies, and in others they are administered on a municipal level. Regarding the transportation of propane by truck, we are subject to regulations promulgated under the Federal Motor Carrier Safety Act. These regulations cover the transportation of hazardous materials and are administered by the United States Department of Transportation. We conduct ongoing training programs to help ensure that our operations are in compliance with applicable regulations. We maintain various permits that are necessary to operate some of our facilities, some of which may be material to our operations. Management believes that the procedures currently in effect at all of our facilities for the handling, storage and distribution of propane are consistent with industry standards and are in compliance in all material respects with applicable laws and regulations.

  On August 18, 1997, the U.S. Department of Transportation published its Final Rule for Continued Operation of the Present Propane Trucks. This final rule is intended to address perceived risks during the transfer of propane and required certain immediate changes in industry operating procedures, including retrofitting all propane delivery trucks. Star Gas Partners, as well as the National Propane Gas Association and the propane industry in general, believe that the Final Rule for Continued Operation of the Present Propane Trucks cannot practicably be complied with in its current form. On October 15, 1997, five of the principal multi-state propane marketers, all of whom were unrelated to Star Gas Partners, filed an action against the U.S. Department of Transportation in the United States District Court for the Western District of Missouri seeking to enjoin enforcement of the Final Rule for Continued Operation of the Present Propane Trucks. On February 13, 1998, the Court issued a preliminary injunction prohibiting the enforcement of this final rule pending further action by the Court. The National Propane Gas Association later filed a similar suit. Both suits are still pending. In addition, Congress passed, and on October 21, 1998, the President of the United States signed, the FY 1999 Transportation Appropriations Act, which included a provision restricting the authority of the U.S. Department of Transportation from enforcing specific provisions of the Final Rule for Continued Operation of the Present Propane Trucks. At this time, Star Gas Partners cannot determine the likely outcome of the litigation or the proposed legislation or what the ultimate long-term cost of compliance with the Final Rule for Continued Operation of the Present Propane Trucks will be to Star Gas Partners and the propane industry in general.

  The United States Environmental Protection Agency has included propane in the list of substances subject to section 112(r)(3) of the Clean Air Act, which would require substantially all propane dealers and specified large commercial users of propane to develop a Risk Management Program and to file a Risk Management Plan. The Risk Management Plan would detail the worst and most likely case scenario in case of an accident at the dealer's or customer's facility, the methods of controlling such an accident. It also mandates training to protect against an event of this type. We are in substantial compliance with National Fire Protection Code Pamphlet 58, which covers most of the Risk Management Plan requirements and we do not anticipate material costs to fully comply, should the rule become effective. However, propane is the only product used as a fuel included in the Risk Management Plan and such inclusion could cause a negative impact on current and potential consumers resulting in switching to alternate fuels. The industry believes that propane should not be included and is presently working through legislative means to have propane removed from the program.

  Future developments, such as stricter environmental, health or safety laws and regulations, could affect our operations. It is not anticipated that our compliance with or liabilities under environmental, health and safety laws and regulations, including CERCLA, will have a material adverse effect on us. To the extent that we do not know of any environmental liabilities, or environmental, health or safety laws, or regulations are made more stringent, there can be no assurance that our results of operations will not be materially and adversely affected.

 Litigation

  Our operations are subject to all operating hazards and risks normally incidental to handling, storing and transporting and otherwise providing for use by consumers of combustible liquids such as propane and home heating oil. As a result, at any given time we are a defendant in various legal proceedings and litigation arising in the ordinary course of business. We maintain insurance policies with insurers in amounts and with coverages and deductibles as the general partner believes are reasonable and prudent. Star Gas LLC, the general partner following the merger, has informed us that it intends to maintain existing insurance policies. However, we cannot assure that this insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or that these levels of insurance will be available in the future at economical prices. In addition, the occurrence of an explosion may have an adverse effect on the public's desire to use our products.

                                   MANAGEMENT

Star Gas Partners Management

 General Partner

  Upon completion of the transaction, Star Gas LLC became our general partner and the general partner of Star Gas Propane. The membership interests in Star Gas LLC are owned by Audrey L. Sevin, Irik P. Sevin, Hanseatic Corp. and Hanseatic Americas Inc.

  The general partner manages and operates our activities. Unitholders do not directly or indirectly participate in our management or operation. The general partner owes a fiduciary duty to the unitholders. See "Risk Factors--Risks Inherent in an Investment in Star Gas Partners--The General Partner Has Conflicts of Interest and Limited Fiduciary Responsibilities, Which May Permit the General Partner to Favor its Own Interests to the Detriment of Unitholders." Notwithstanding any limitation on obligations or duties, the general partner is liable, as our general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically non-recourse to the general partner. In addition, if Star Gas Propane defaults under the First Mortgage Notes or the bank credit facilities, the general partner will be liable for any deficiency remaining after foreclosure on Star Gas Propane assets.

  As is commonly the case with publicly-traded limited partnerships, Star Gas Partners does not directly employ any of the persons responsible for our management or operation. Instead, Star Gas Partners is managed and operated by the directors and officers of our general partner.

 Directors and Executive Officers of the General Partner

  The Star Gas LLC board consists of the following persons, all of whom served as directors of Star Gas Corporation, our former general partner: Irik P. Sevin, Chairman of the Board; Audrey L. Sevin; William G. Powers, Jr.; Thomas
J. Edelman; Paul Biddelman; Wolfgang Traber; and William P. Nicoletti. Elizabeth Lanier withdrew as a director upon completion of the transaction, as a result of additional duties associated with a new job. She will be replaced by a director selected by the Star Gas LLC board, and the new director will not be an officer or employee of Star Gas LLC or any of its affiliates.

  William P. Nicoletti and an independent director to be selected by the Star Gas LLC board, neither of whom are officers or employees of any affiliates of the general partner, will serve on the audit committee of the Star Gas LLC board. The audit committee has the authority to review specific matters that the general partner believes present a conflict of interest. The audit committee will determine if the resolution of the conflict proposed by the general partner is fair and reasonable to us. Any matters approved by the audit committee will be conclusively deemed to be:


  .fair and reasonable to us;

  .approved by all of our partners; and

  .not a breach by the general partner of any duties it may owe us or our unitholders.

In addition, the audit committee:

  .reviews our external financial reports;

  .recommends engagement of our independent accountants; and

  .reviews our procedure for internal auditing and the adequacy of our internal accounting controls.

  In these additional matters, the audit committee may act on its own initiative to question the general partner and, absent the delegation of specific authority by the entire board of directors, its recommendations will be advisory.

  Directors are elected for one-year terms. The following table shows certain information for the directors and executive officers of the general partner.

   Name                              Age       Position with the General Partner
   ----                              ---       ---------------------------------
Irik P. Sevin(a)(b).................     Chairman of the Board and Chief Executive
                                      51  Officer
William G. Powers, Jr. .............  45 Executive Vice President--Heating Oil and
                                          Member of the Office of President
Joseph P. Cavanaugh.................  61 Executive Vice President--Propane and Member
                                          of the Office of President
George Leibowitz....................  62 Chief Financial Officer
Richard F. Ambury...................  42 Vice President and Treasurer
James Bottiglieri...................  43 Vice President
Audrey L. Sevin.....................  73 Secretary and Director
Thomas J. Edelman...................  48 Director
Paul Biddelman(b)...................  53 Director
Wolfgang Traber(a)..................  55 Director
William P. Nicoletti(c).............  53 Director

--------
(a) Member of the Compensation Committee
(b) Member of the Distribution Committee
(c) Member of the Audit Committee

  Irik P. Sevin has been the Chairman of the board of directors of Star Gas LLC since March 1999 and the Chairman of the board of directors of Star Gas Corporation since December 1993. Mr. Sevin has been a director of Petro since its organization in October 1983 and Chairman of the Board of Petro since January 1993. Mr. Sevin has been President of Petro, Inc. (a predecessor of Petro) since November 1979 and was President of Petro from 1983 through January 1997. Mr. Sevin was an associate in the investment banking division of Kuhn Loeb & Co. and then Lehman Brothers Kuhn Loeb Incorporated from February 1975 to December 1978.

  William G. Powers, Jr. has been Executive Vice President--Heating Oil and Member of the Office of President of Star Gas LLC since March 1999 and a director of Star Gas Corporation since December 1997. Mr. Powers has been President of Petro since December 1997. Mr. Powers was President of Star Gas Corporation from December 1993 through November 1997. Prior to joining Star Gas Corporation, he was employed by Petro from 1984 to 1993 where he served in various capacities, including Regional Operations Manager and Vice President of Acquisitions. He has participated in over 90 acquisitions for Petro. From 1977 to 1983, he was employed by The Augsbury Corporation, a company engaged in the wholesale and retail distribution of fuel oil and gasoline throughout New York and New England and served as Vice President of Marketing and Operations.

  Joseph P. Cavanaugh has been Executive Vice President--Propane and Member of the Office of President of Star Gas LLC since March 1999 and President and Chief Executive Officer of Star Gas Propane since March 1999 and of Star Gas Corporation since December 1997. Mr. Cavanaugh was Senior Vice President-- Safety and Compliance of Petro from January 1993 through November 1997. From October 1985 to January 1993, Mr. Cavanaugh was Vice President of Petro. Mr. Cavanaugh was Controller of Petro, Inc. from 1973 to 1993 and of Petro from its organization until 1994. Mr. Cavanaugh has also taken an active role in assisting our management with the development of safety/compliance programs, assisting with acquisitions and their later integration into Star Gas Partners.

  George Leibowitz has been Chief Financial Officer of Star Gas LLC since April 1, 1999 and Treasurer of Petro since April 1997. Mr. Leibowitz was Treasurer of Star Gas LLC during March 1999. From November 1992 to March 1997, he was Senior Vice President--Finance and Corporate Development of Petro. From 1985 to 1992, Mr. Leibowitz was the Chief Financial Officer of Slomin's Inc., a retail heating oil dealer. From 1984 to 1985, Mr. Leibowitz was the President of Lawrence Energy Corp., a consulting and oil trading company.

From 1971 to 1984, Mr. Leibowitz was Vice President--Finance and Treasurer of Meenan Oil Co., Inc. Mr. Leibowitz is a certified public accountant.

  Richard F. Ambury has been Treasurer of Star Gas LLC since April 1, 1999 and Vice President of Finance of Star Gas LLC and Star Gas Propane since March 1999 and of Star Gas Corporation since February 1996. Prior to joining Star Gas Corporation, he was employed by Petro from 1983 through 1996 where he served in various accounting/finance capacities. Prior to joining Petro, Mr. Ambury was employed by a predecessor firm of KPMG Peat Marwick LLP. Mr. Ambury has been a certified public accountant since 1981.

  James J. Bottiglieri has been Vice President of Star Gas LLC since March 1999 and Controller of Petro since 1994. He was Assistant Controller of Petro from 1985 to 1994 and was elected Vice President in December 1992. From 1978 to 1984, Mr. Bottiglieri was employed by a predecessor firm of KPMG Peat Marwick LLP, a public accounting firm. Mr. Bottiglieri has been a certified public accountant since 1980.

  Audrey L. Sevin has been a director of Star Gas LLC since March 1999 and a director of Star Gas Corporation since December 1993. Mrs. Sevin has been the Secretary of Star Gas LLC and Star Gas Propane since March 1999 and the Secretary of Star Gas Corporation since June 1994. Mrs. Sevin has been a director and Secretary of Petro since its organization in October 1983. Mrs. Sevin was a director, executive officer and principal shareholder of A. W. Fuel Co., Inc. from 1952 until its purchase by Petro Inc. in May 1981.

  Thomas J. Edelman has been a director of Star Gas LLC since March 1999 and a director of Star Gas Corporation since October 1995. He also served in that capacity from December 1993 through June 1995. Mr. Edelman has been a director of Petro since its organization in October 1983. Mr. Edelman has been the Chairman and Chief Executive Office of Patina Oil & Gas Corporation since its formation in 1996. Mr. Edelman also serves as Chairman of Range Resources Corporation (formerly Lomak Petroleum, Inc.). He co-founded Snyder Oil Corporation and was its President and a director from 1981 through early 1997. Prior to 1981, he was a Vice President of The First Boston Corporation. From 1975 through 1980, Mr. Edelman was with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman also serves as a director of Paradise Music & Entertainment, Inc., and as a Trustee of The Hotchkiss School.

  Paul Biddelman has been a director of Star Gas LLC since March 1999 and a director of Star Gas Corporation since October 1995. He also served in that capacity from December 1993 through June 1995. Mr. Biddelman has been a director of Petro since October 1994. Mr. Biddelman has been President of Hanseatic Corporation since December 1997. From April 1992 through December 1997, he was Treasurer of Hanseatic Corporation. Mr. Biddelman joined Hanseatic from Clements Taee Biddelman Incorporated, a merchant banking firm which he co-founded in 1991. From 1982 through 1990, he was a Managing Director in Corporate Finance at Drexel Burnham Lambert Incorporated. Mr. Biddelman also worked in corporate finance at Kuhn, Loeb & Co. from 1975 to 1979, and at Oppenheimer & Co. from 1979 to 1982. Mr. Biddelman is a director of Celadon Group, Inc., Electronic Retailing Systems International, Inc., Institution Technologies, Inc., Natural Gas Vehicle Systems, Inc. and Premier Parks, Inc.

  Wolfgang Traber has been a director of Star Gas LLC since March 1999 and a director of Star Gas Corporation since October 1995. He also served in that capacity from December 1993 through June 1995. Mr. Traber has been a director of Petro since its organization in October 1983. Mr. Traber is Chairman of the Board of Hanseatic Corporation, a private investment corporation in New York, New York. Mr. Traber is a director of Deltec Asset Management Corporation, Blue Ridge Real Estate Company and M.M. Warburg & Co.

  William P. Nicoletti has been a director of Star Gas LLC since March 1999 and a director of Star Gas Corporation since November 1995. Since March 1998, Mr. Nicoletti has been a managing director of McDonald Investments Inc., an investment banking firm. Previously, he was Managing Director of Nicoletti & Company Inc., a private investment bank serving clients in energy related industries. From 1988 through 1990, he was a Managing Director and head of the Energy and Natural Resources Group of PaineWebber

Incorporated. From 1969 through 1987 he was with E.F. Hutton & Company Inc., where from 1980 through 1987 he was a Senior Vice President and head of the Energy and Natural Resources Group.

  Audrey Sevin is the mother of Irik P. Sevin. There are no other familial relationships between any of the directors and executive officers.

 Star Gas Propane

  Upon completion of the transaction, the officers and employees of Star Gas Corporation who managed our operations and business became officers and employees of Star Gas Propane.

  The following persons who comprised Star Gas Corporation's executive officers prior to the transaction serve as executive officers of Star Gas Propane:

  .Irik P. Sevin, Chairman of the Board;

  .Joseph P. Cavanaugh, President and Chief Executive Officer;

  .Richard F. Ambury, Vice President--Finance; and

  .Audrey L. Sevin, Secretary.

  Specific information relating to executive compensation, various benefit plans, including unit option plans, voting securities and the principal holders of these securities, specific relationships and related transactions and other related matters as to Star Gas Partners and Star Gas Corporation (as predecessor general partner to Star Gas Corporation) is incorporated by reference or described in our 1998 Annual Report on Form 10-K and is incorporated by reference in this prospectus. In order to obtain copies of these documents, you may contact us at our address or telephone number indicated under "Where You Can Find More Information."

 Petro

  Upon completion of the transaction, the officers and employees of Petro continued to be employed by Petro.

  The following persons who served as executive officers of Petro before the transaction continue to serve as executive officers of our home heating oil business following the transaction:

  .Irik P. Sevin, Chairman of the Board and Chief Executive Officer;

  .William G. Powers, Jr., President;

  .C. Justin McCarthy, Senior Vice President--Operations;

  .Audrey L. Sevin, Secretary;

  .George Leibowitz, Senior Vice President and Treasurer;

  .James J. Bottiglieri, Vice President and Controller;

  .Matthew J. Ryan, Vice President--Supply;

  .Angelo Catania, Vice President and General Manager--Mid Atlantic Region;

  .John Ryan, Vice President--Sales and Marketing; and

  .Peter B. Terenzio, Jr., Vice President--Human Resources.

Reimbursement of Expenses of the General Partner

  The general partner does not receive any management fee or other compensation for its management of Star Gas Partners. The general partner is reimbursed at cost for all expenses incurred on our behalf, including the costs of compensation described in this prospectus properly allocable to Star Gas Partners. The partnership agreement provides that the general partner shall determine the expenses that are allocable to Star Gas Partners in any reasonable manner determined by the general partner in its sole discretion. In addition, the general partner and its affiliates may provide services to us for which we will be charged reasonable fees as determined by the general partner.

The general partner will be entitled to distributions on its general partner units and will be entitled to incentive distributions on those units, as described under "Cash Distribution Policy."

                            BENEFICIAL OWNERSHIP OF
                      PRINCIPAL UNITHOLDERS AND MANAGEMENT

  The following table shows the beneficial ownership as of May 1, 1999 of common units, senior subordinated units, junior subordinated units and general partner units by:

  (1)Star Gas LLC and certain beneficial owners and all of the directors and officers of Star Gas LLC;

  (2)each of the named executive officers of Star Gas Corporation and Petro;
  and

  (3)all directors and executive officers of Star Gas LLC and Petro as a group.

  For purposes of this table, the number of general partner units is deemed to include the 0.01% general partner interest in Star Gas Propane.

  The address of each person is c/o Star Gas Partners, L.P. at 2187 Atlantic Street, Stamford, Connecticut 06912-0011. The asterisk in the percentage column refers to a percentage less than one percent.

                                                        Senior                     Junior           General Partner
                            Common Units          Subordinated Units         Subordinated Units          Units
                         ------------------------ -------------------------  --------------------- ---------------------
   Name                  Number        Percentage Number        Percentage   Number     Percentage Number     Percentage
   ----                  -------       ---------- ----------    -----------  -------    ---------- -------    ----------
Star Gas LLC............     --           -- %           --            -- %      --         -- %   325,729        100%
Irik P. Sevin...........     --           --             --            --     53,426       15.5    325,729(c)     100
Audrey L. Sevin.........     --           --             --            --    153,131       44.3    325,729(c)     100
Wolfgang Traber......... 535,400(a)(b)    4.0          1,062             *   138,807(b)    40.2    325,729(c)     100
Paul Biddelman.......... 500,000(b)       3.8            280             *   138,807(b)    40.2    325,729(c)     100
Thomas Edelman..........     --           --          77,479(d)        3.1       --         --         --         --
Richard F. Ambury.......   2,125            *             39             *       --         --         --         --
George Leibowitz........     --           --             --              *       --         --         --         --
James J. Bottiglieri....   1,500          --             --            --        --         --         --         --
C. Justin McCarthy......   6,100          --             --            --        --         --         --         --
Angelo Catania..........     --           --             294             *       --         --         --         --
David Eastin............     --           --             --            --        --         --         --         --
Joseph P. Cavanaugh.....   1,000          --              58           --        --         --         --         --
William G. Powers.......   1,000          --             --            --        --         --         --         --
All officers and
 directors and Star Gas
 LLC as a group (11
 persons)............... 547,125(b)       4.1         79,212           3.2%  345,364(b)   100.0%   325,729      100.0%

--------
(a) Includes 10,000 common units owned by Mr. Traber's wife and 400 common units owned by Mr. Traber's daughter as to which he may be deemed to share beneficial ownership.

(b) Includes 500,000 common units and 138,807 junior subordinated units held by Hanseatic Americas Inc., a wholly-owned subsidiary of Hanseatic Americas LDC, Bahamian limited duration company. The sole managing member of Hanseatic Americas is Hansabel Partners, LLC, a Delaware limited liability company. The sole managing member of Hansabel Partners is Hanseatic Corporation, a New York corporation. Messrs. Traber and Biddelman are executive officers of Hanseatic Corporation, and Mr. Traber holds in excess of a majority of the shares of capital stock of Hanseatic Corporation.
(c) Assumes each of Star Gas LLC and Messrs. Traber and Biddelman through their positions with the Hanseatic companies may be deemed to beneficially own all of Star Gas LLC's general partner units, however, they disclaim beneficial ownership of these units.
(d) Includes senior subordinated units owned by Mr. Edelman's wife and trusts for the benefit of his minor children.

                        DESCRIPTION OF THE COMMON UNITS

  The common units have been registered under the Exchange Act and we are subject to the reporting and certain other requirements of the Exchange Act. We are required to file periodic reports containing financial and other information with the SEC.

  Purchasers of common units in this offering and later transferees of common units, or their brokers, agents or nominees on their behalf, will be required to execute transfer applications. The form of transfer application is included as Annex A to this prospectus and is also shown on the reverse side of the certificate representing common units. Purchasers may hold common units in nominee accounts, provided that the broker, or other nominee, executes and delivers a transfer application and becomes a limited partner. We will be entitled to treat the nominee holder of a common unit as the absolute owner of that unit, and the beneficial owner's rights will be limited solely to those that it has against the nominee holder.

The Rights of Unitholders

  Generally, the common units represent limited partner interests, which entitle the holders of those units to participate in our distributions and exercise the rights or privileges available to limited partners under the partnership agreement. For a description of the relative rights and preferences of holders of common units in and to our distributions, see "Cash Distribution Policy."

Transfer Agent and Registrar

  We have retained BankBoston N.A. as registrar and transfer agent for the common units. The transfer agent receives a fee from us for serving in these capacities. All fees charged by the transfer agent for transfers of common units will be borne by us and not by the holders of common units, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges, special charges for services requested by a holder of a common unit and other similar fees or charges will be borne by the unitholder. There will be no charge to holders for disbursements of cash distributions. We will indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities as transfer agent, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

  The transfer agent may resign, or be removed by us. If no successor is appointed within 30 days, the general partner may act as the transfer agent and registrar until a successor is appointed.

Obligations and Procedures for the Transfer of Units

  Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. The transfer of the common units to persons that purchase directly from the underwriters will be accomplished through the completion, execution and delivery of a transfer application by that purchaser for that purchase. Any later transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units does the following:

  . Becomes the record holder of those units and shall be constituted as an assignee until admitted into Star Gas Partners as a substituted limited partner;

  . Automatically requests admission as a substituted limited partner in Star
    Gas Partners;

  . Agrees to be bound by the terms and conditions of, and executes, the partnership agreement;

  . Represents that the transferee has the capacity, power and authority to enter into the partnership agreement;

  . Grants powers of attorney to the general partner and any liquidator of Star Gas Partners as specified in the partnership agreement; and

  . Makes the consents and waivers contained in the partnership agreement.

  An assignee will become a substituted limited partner of Star Gas Partners for the transferred common units upon satisfaction of the following two conditions:

  . The consent of the general partner, which may be withheld for any reason in its sole discretion.
  . The recording of the name of the assignee on the books and records of Star Gas Partners.

  Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in Star Gas Partners for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only the following rights:

  . The right to assign the common unit to a purchaser or other transferee.

  . The right to transfer the right to seek admission as a substituted limited partner in Star Gas Partners for the transferred common units.

Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application will not receive cash distributions, unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application for those common units. In addition, such purchaser or transferee may not receive some federal income tax information or reports furnished to record holders of common units. The transferor of common units will have a duty to provide the transferee with all information that may be necessary to obtain registration of the transfer of the common units, but a transferee agrees, by acceptance of the certificate representing common units, that the transferor will not have a duty to insure the execution of the transfer application by the transferee and will have no liability or responsibility if the transferee neglects or fails to execute and forward the transfer application to the transfer agent.

                       FEDERAL INCOME TAX CONSIDERATIONS

  This section is a summary of the material tax considerations that may be relevant to prospective unitholders and, to the extent described below under "--Legal Opinions and Advice," expresses the opinion of Andrews & Kurth L.L.P., special counsel to the General Partner and us, insofar as it relates to matters of law and legal conclusions. This section is based upon provisions of the Internal Revenue Code, its existing and proposed regulations and administrative
rulings and court decisions as of    , 1999, all of which are subject to change
even with retroactive effect. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to us are references to both us and Star Gas Propane.

  No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, REITs or mutual funds. Accordingly, each prospective unitholder should consult, and should depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences peculiar to him of the ownership or disposition of units.

Tax Consequences of Unit Ownership

  Legal Opinions and Advice. Counsel is of the opinion that, as of    , 1999
and based on the representations and subject to the qualifications in the detailed discussion that follows, for federal income tax purposes:

  (1) Star Gas Partners and Star Gas Propane have been and will each be treated as a partnership; and

  (2) owners of units, with certain exceptions, as described in "--Tax Treatment of Unitholders--Limited Partner Status" below, will be treated as partners of Star Gas Partners, but not Star Gas Propane.

In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, reflect the opinion of
counsel as of    , 1999.

  No ruling has been or is expected to be requested from the IRS regarding our classification as a partnership for federal income tax purposes, whether our operations generate "qualifying income" under Section 7704 of the Code or any other matter affecting us or prospective unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Thus, no assurance can be provided that the opinions and statements made here would be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the units and the prices at which units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, no assurance can be given that the treatment of Star Gas Partners or an investment in Star Gas Partners will not be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

  For the reasons described below, counsel has not rendered an opinion on the following specific federal income tax issues:

  (1) the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (see "--Tax Treatment of Unitholders-- Treatment of Short Sales");

  (2) whether a unitholder acquiring units in separate transactions must maintain a single aggregate adjusted tax basis in his units (see "-- Disposition of Units--Recognition of Gain or Loss");

  (3) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see "--Disposition of Units--Allocations Between Transferors and Transferees");

  (4) whether our method for depreciating Section 743 adjustments is sustainable (see "--Disposition of Units--Section 754 Election"); and

  (5) whether the allocations of recapture income contained in the partnership agreement will be respected (see "Tax Treatment of Unitholders--Allocation of Star Gas Partners Income, Gain, Loss and Deduction").

  Partnership Status. A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

  No ruling has been or is expected to be sought from the IRS as to the status of Star Gas Partners or Star Gas Propane as a partnership for federal income tax purposes. Instead, we have relied on the opinion of counsel that, based upon the Code, its regulations, published revenue rulings and court decisions and representations described below, Star Gas Partners and Star Gas Propane have been and will each be classified as a partnership for federal income tax purposes.

  In rendering its opinion, counsel has relied on factual representations made by Star Gas Partners and the general partner. Such factual matters for taxable years beginning before December 31, 1996 are as follows:

    (a) For Star Gas Partners and Star Gas Propane, the general partner, at all times while acting as general partner of the relevant partnership, had a net worth, computed on a fair market value basis, excluding its interest in Star Gas Partners and Star Gas Propane and any notes or receivables due from such partnerships, equal to at least $6.0 million;

    (b) Star Gas Partners has been operated in accordance with

           (1) all applicable partnership statutes,

           (2) the partnership agreement and

           (3) its description in this prospectus;

    (c) Star Gas Propane has been operated in accordance with

           (1) all applicable partnership statutes,

           (2) the limited partnership agreement for Star Gas Propane and

           (3) its description in this prospectus;

    (d) The general partner has at all times acted independently of the limited partners; and

    (e) For each taxable year, less than 10% of the gross income of Star Gas Partners has been derived from sources other than

           (1) the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof, or

           (2) other items of qualifying income within the meaning of Section 7704(d) of the Code.

  These factual matters for taxable years beginning after December 31, 1996 are as follows:

    (a) Neither Star Gas Partners nor Star Gas Propane has elected, or will elect, to be treated as an association or corporation;

    (b) Star Gas Partners has been and will be operated in accordance with

           (1) all applicable partnership statutes,

           (2) the partnership agreement of Star Gas Partners as it may be amended or restated, and

           (3) its description in this prospectus;

    (c) Star Gas Propane has been and will be operated in accordance with

           (1) all applicable partnership statutes,

           (2) the Star Gas Propane partnership agreement, and

           (3) its description in this prospectus; and

    (d) For each taxable year, more than 90% of the gross income of Star Gas Partners has been and will be

           (1) derived from the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or its products or

           (2) other items of "qualifying income" within the meaning of
               Section 7704(d) of the Code.

  Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the "Qualifying Income Exception") exists with respect to publicly-traded partnerships, 90% or more of whose gross income for every taxable year consists of "qualifying income." Qualifying income includes interest from other than a financial business, dividends and income and gains from the transportation and marketing of crude oil, natural gas, and products thereof, including the retail and wholesale marketing of propane and the transportation of propane and natural gas liquids. Based upon the representations of Star Gas Partners and the general partner and a review of the applicable legal authorities, counsel is of the opinion that at least 90% of our gross income will constitute qualifying income. We estimate that less than 6.0% of our gross income for each taxable year will not constitute qualifying income.

  If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets (subject to liabilities) to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in Star Gas Partners. This contribution and liquidation should be tax-free to unitholders and Star Gas Partners, so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

  If Star Gas Partners or Star Gas Propane were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the unitholders, and its net income would be taxed to Star Gas Partners or Star Gas Propane at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of Star Gas Partners' current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his units, or taxable capital gain, after the unitholder's tax basis in the units is reduced to zero. Accordingly, treatment of either Star Gas Partners or Star Gas Propane as an association taxable as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

  The discussion below is based on the assumption that we will be classified as a partnership for federal income tax purposes.

Tax Treatment of Unitholders

  Limited Partner Status. Unitholders who have become limited partners of Star Gas Partners will be treated as partners of Star Gas Partners for federal income tax purposes. Counsel is of the opinion that (a) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners and (b) Star Gas Partners unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units will be treated as partners of Star Gas Partners for federal income tax purposes. As there is no direct authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Andrews & Kurth's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

  A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such units for federal income tax purposes. See "--Treatment of Short Sales." Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by this unitholder would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in Star Gas Partners for federal income tax purposes.

  Flow-through of Taxable Income. No federal income tax will be paid by Star Gas Partners. Instead, each Star Gas Partners unitholder who is a partner for federal income tax purposes will be required to report on his income tax return his allocable share of the income, gains, losses and deductions of Star Gas Partners without regard to whether corresponding cash distributions are received by that unitholder. Consequently, a unitholder may be allocated income from Star Gas Partners even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of Star Gas Partners income, gain, loss and deduction for the taxable year of Star Gas Partners ending with or within the taxable year of the unitholder.

  Although it is not expected that Petro and its affiliates will pay significant federal income tax for several years, Petro and its affiliates expect to generate earnings and profits during that time making a portion of the distributions from them to Star Gas Partners taxable dividend income to Star Gas Partners and thus, to the unitholders. Such dividend income cannot be offset by past or future losses generated by our propane activities.

  Treatment of Partnership Distributions. Distributions by Star Gas Partners to a unitholder generally will not be taxable to him for federal income tax purposes to the extent of the tax basis he has in his units immediately before the distribution. Our cash distributions in excess of a Star Gas Partners unitholder's tax basis generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under "Disposition of Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities", will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. See "-- Limitations on Deductibility of Star Gas Partners Losses."

  A decrease in a unitholder's percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities, and will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of the tax basis he has in his units, if such distribution reduces his share of our "unrealized receivables", including depreciation recapture, and/or substantially appreciated "inventory items", both as defined in Section 751 of the Code, and collectively, "Section 751 Assets". To that extent, he will be treated as having received a distribution of his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in a unitholder's realization of ordinary income under Section 751(b) of the Code. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the Star Gas Partners unitholder's tax basis for the share of such Section 751 Assets deemed relinquished in the exchange.

  Tax Rate. The top marginal income tax rate for individuals for 1999 is 39.6%. Net capital gains of an individual are generally subject to a maximum 20% tax rate if the asset was held for more than 12 months at the time of disposition.

  Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, deduction, or loss for purposes of the alternative minimum tax. The minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders should consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

  Basis of Units. A unitholder will have an initial tax basis for his units equal to the price he paid for them. His basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from Star Gas Partners and by the unitholder's share of Star Gas Partners' losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A limited partner will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. See "--Disposition of Units--Recognition of Gain or Loss."

  Limitations on Deductibility of Star Gas Partners Losses. The deduction by a Star Gas Partners unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" regarding our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions made to him cause his "at risk" amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or "at risk" amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above such gain previously suspended by the at risk or basis limitations is no longer utilizable.

  In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of such borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of his units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

  The passive loss limitations generally provide that individuals, estates, trusts and some closely held corporations and personal service corporations can deduct losses from passive activities, which are generally, activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately for each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including other publicly-traded companies, interest and dividend income generated by us, such as dividends from Petro and its affiliates, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's income generated by us may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

  A unitholder's share of our net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded companies. The IRS has announced that Treasury Regulations will be issued that characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.

  Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." As noted, a unitholder's share of our net passive income will be treated as investment income for this purpose. In addition, the unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes:

  (1) interest on indebtedness properly allocable to property held for investment;

  (2) our interest expense attributed to portfolio income; and

  (3) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

  Allocation of Star Gas Partners Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units and not to the senior subordinated units or junior subordinated units, or that incentive distributions are made to holders of senior subordinated units, junior subordinated units or general partner units or to holders of senior subordinated units and not to junior subordinated units or general partner units, gross income will be allocated to the recipients to the extent of those distributions. If we have a net loss, our items of income, gain, loss and deduction will generally be allocated first, to the general partner and the unitholders in accordance with their percentage interests to the extent of their positive capital accounts, as maintained under our partnership, agreement, and, second, to the general partner.

  As required by Section 704(c) of the Code and as permitted by its Regulations, some items of our income, deduction, gain and loss will be allocated in a manner to account for the difference between the tax basis and fair market value of property that is contributed or deemed contributed to us by a partner ("Contributed Property"). The effect of these allocations to a noncontributing unitholder will be essentially the same as if the tax basis of the Contributed Property were equal to its fair market value at the time of contribution or deemed contribution. In addition, specified items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

  Regulations provide that an allocation of items of Star Gas Partners income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, (the "Book-Tax Disparity"), will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in Star Gas Partners, which will be determined by taking into account all the facts and circumstances, including the partner's relative contributions to Star Gas Partners, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation.

  Counsel is of the opinion that allocations under our partnership agreement, with the possible exception of the allocation of recapture income discussed above, will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction.

  Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or any general partner or any former unitholder, Star Gas Partners is authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to current Star Gas Partners unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by Star Gas Partners as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner could file a claim for credit or refund.

  Treatment of Short Sales. A Star Gas Partners unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of ownership of those units. If so, he would no longer be a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any of our income, gain, deduction or loss for those units would not be reportable by the unitholder, any cash distributions received by the unitholder for those units would be fully taxable and all of these distributions would appear to be treated as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. See also "-- Disposition of Units--Recognition of Gain or Loss."

Tax-exempt Organizations and Other Investors

  Ownership of units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations that are exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by such an organization from the ownership of a unit will be unrelated business taxable income and thus will be taxable to that unitholder.

  A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of our gross income will include that type of income at least in the next few years.

  Under current rules applicable to publicly-traded partnerships, we are required to withhold as taxes 39.6% of any cash distributions made to foreign unitholders. A foreign unitholder may claim a credit for those taxes.

If that tax exceeds the taxes due from the foreign unitholder, he may claim a refund. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 in order to obtain a credit for the taxes withheld. A change in applicable law may require us to change these procedures. In addition, non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States on account of ownership of those units. As a consequence, they will be required to file federal tax returns for their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain.

  Because a foreign corporation that owns units will be treated as engaged in a United States trade or business, such a corporation may be subject to United States branch profits tax a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity", which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, such a unitholder is subject to special information reporting requirements under Section 6038C of the Code.

  Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the disposition of that unit to the extent that this gain is effectively connected with a United States trade or business. Except to the extent the ruling applies, as to which counsel has not opined, a foreign unitholder will not be taxed or subject to withholding upon the disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the disposition.

Tax Treatment of Operations

  Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and we have adopted the accrual method of accounting for federal income tax purposes. Each Star Gas Partners unitholder will be required to include in income his allocable share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his allocable share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to report in income for his taxable year his share of more than one year of our income, gain, loss and deduction. See "-- Disposition of Units--Allocations Between Transferors and Transferees."

  Initial Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. The federal income tax burden associated with the difference between the fair market value of property contributed and the tax basis established for such property will be borne by the contributors of such property. See "--Tax Treatment of Unitholders--Allocation of Star Gas Partners Income, Gain, Loss and Deduction."

  To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We will not be entitled to any amortization deductions for goodwill conveyed to us on formation. Property subsequently acquired or constructed by us may be depreciated using accelerated methods permitted by the Code.

  If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions for our property may be required to recapture such deductions as ordinary income upon a sale of his interest in us. See "--Tax Treatment of Unitholders-- Allocation of Star Gas Partners Income, Gain, Loss and Deduction" and "-- Disposition of Units--Recognition of Gain or Loss."

  Uniformity of Units. Because we cannot match transferors and transferees of units, uniformity of the economic and tax characteristics of the units to a purchaser of these units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation Section 1.197-2(g)(3). Any non-uniformity could have a negative impact on the value of the units. See "--Disposition of Units--
Section 754 Election."

  We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property or adjusted property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the basis of such property, or treat that portion as nonamortizable, to the extent attributable to property the basis of which is not amortizable consistent with the proposed regulations under Section 743, but despite its inconsistency with Treasury Regulation
Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation
Section 1.197-2(g)(3), neither of which is expected to directly apply to a material portion of the Partnership's assets. See "--Disposition of Units--
Section 754 Election." To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the regulations and legislative history. If we determine that this a position cannot reasonably be taken, we may adopt a depreciation and amortization convention under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If such an aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to certain unitholders and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. This convention will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this type of challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. See "-- Disposition of Units--Recognition of Gain or Loss."

  Valuation of Star Gas Partners Property and Basis of Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and determinations of the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by Star Gas Partners unitholders might change, and unitholders might be required to adjust their tax liability for prior years.

  State and Local Tax Considerations. For a discussion of the state and local tax considerations arising from an investment in units, see "--State and Local Tax Considerations" at the end of this section.

Administrative Matters

  Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes each unitholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned earlier, to determine the unitholder's share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result that conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective Star Gas Partners unitholders that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of the units.

  The IRS may audit our federal income tax information returns. Adjustments resulting from any audit of this kind may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of that unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

  Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The amended and restated partnership agreement appoints the general partner as the Tax Matters Partner of Star Gas Partners.

  The Tax Matters Partner will make specified elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a Star Gas Partners unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any unitholder having at least a 1% interest in profits and by the unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate. If Star Gas Partners elects to be treated as a large partnership, which we do not currently intend to do, a unitholder will not have the right to participate in settlement conferences with the IRS or to seek a refund.

  A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties. However, if we elect to be treated as a large partnership, which it does not currently intend to do, the unitholders would be required to treat all partnership items in a manner consistent with our return.

  Each partner in an electing large partnership takes into account separately a number of items determined at the partnership level. In addition, miscellaneous itemized deductions of an electing large partnership are not passed through to the partners and 30% of such deductions are used at the partnership level.

  A number of changes have recently been made to the tax compliance and administrative rules relating to electing large partnerships. Adjustments relating to partnership items for a previous taxable year are generally taken into account by those persons who were partners in the previous taxable year. Each partner in an electing large partnership, however, must take into account his share of any adjustments to partnership items in the year those adjustments are made. Alternatively, an electing large partnership could elect, or in some circumstances could be required to, directly pay the tax resulting from any adjustments of this kind. In either case, therefore, unitholders could bear significant costs associated with tax adjustments relating to periods predating their acquisition of units. Although we are authorized under our partnership agreement to do so, we do not expect to elect to have the large partnership provisions apply to us because of the cost of their application.

  Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

 (a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

 (b)  whether the beneficial owner is;

   (1)  a person that is not a United States person,

   (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

   (3)  a tax-exempt entity.

 (c) the amount and description of units held, acquired or transferred for the beneficial owner; and

 (d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report this information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

  Registration as a Tax Shelter. The predecessor general partner, as our organizer, has registered us as a tax shelter with the Secretary of the Treasury in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken.

  The IRS has issued the following tax shelter registration number to Star Gas
Partners: 96026000016. Issuance of this Registration Number does not indicate that investment in Star Gas Partners or the claimed tax benefits have been reviewed, examined or approved by the IRS.

  We must furnish the registration number to the unitholders, and a unitholder who sells or otherwise transfers a unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish the registration number to the transferee is $100 for each failure. The unitholders must disclose the tax shelter registration number of Star Gas Partners on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by Star Gas Partners is claimed or income of Star Gas Partners is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

  Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

  A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000, $10,000 for most corporations. The amount of any understatement subject to penalty generally is reduced if any portion of the understatement is attributable to a position adopted on the return (1) for which there is, or was, "substantial authority" or (2) as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return. More stringent rules apply to "tax shelters," a term that in this context does not appear to include Star Gas Partners. If any Star Gas Partners item of income, gain, loss or deduction included in the distributive shares of unitholders might result in such an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on its return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

  A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of that valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000, $10,000 for most corporations. If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

Disposition of Units

  Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis in the units that were sold. The amount realized by the unitholder will be measured by the sum of the cash or the fair market value of other property received plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from such sale.

  Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder's tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder's tax basis in that unit, even if the price is less than his original cost.

  Should the IRS successfully contest our convention to amortize only a portion of the Section 743(b) adjustment, described under "--Disposition of Units--
Section 754 Election", attributable to an amortizable Section 197 intangible after a sale by the general partner of units, a unitholder could realize additional gain from the sale of units than if that convention had been respected. In that case, the unitholder may have been entitled to additional deductions against income in prior years but may be unable to claim them, resulting in greater overall taxable income allocable to him than appropriate. Counsel is unable to opine as to the validity of the convention but believes such a contest by the IRS is unlikely because a successful contest could result in substantial additional deductions to other unitholders.

  Gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed a maximum rate of 20%. A portion of this gain or loss, which could be substantial, however, will be separately computed and taxed as ordinary income or loss under
Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by us. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the unit and may be recognized even if there is a net taxable loss realized on the sale of the unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

  The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. The ruling is unclear as to how the holding period of these interests is determined once they are combined. If this ruling is applicable to the holders of units, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock. It is not clear whether the ruling applies to us, because, as is the case with corporate stock, interests in us are evidenced by separate certificates. Accordingly, counsel is unable to opine as to the effect this ruling will have on the unitholders. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions should consult his tax advisor as to the possible consequences of this ruling.

  Specific provisions of the Code affect the taxation of certain financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  (1)a short sale;

  (2)an offsetting notional principal contract; or

  (3)a futures or forward contract for the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract for a partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related party then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer who or that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the principal national securities exchange on which the units are then traded on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

  The use of this allocation method may not be permitted under existing Treasury Regulations. Accordingly, counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of units. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferors and transferees, as well as among partners whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury Regulations.

  A unitholder who owns units any time during a quarter and who disposes of these units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

  Section 754 Election. We have made the election permitted by Section 754 of the Code, which generally permits us to adjust a unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Code to reflect his purchase price. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in such assets ("Basis") and (2) his Section 743(b) adjustment to that basis.

  Proposed Treasury regulations under Section 743 of the Code would require a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Nevertheless, the proposed regulations under Section 197 indicate that the Section 743(b) adjustment attributable to an amortizable
Section 197 intangible should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the unit. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Although the proposed regulations under Section 743 will likely eliminate many of the problems if finalized in their current form, the depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment may differ from the methods and useful lives generally used to depreciate the basis in these properties. Under our partnership agreement, the general partner is authorized to adopt a convention to preserve the uniformity of units even if that convention is not consistent with specified Treasury Regulations. See "--Tax Treatment of Operations--Uniformity of Units."

  Although counsel is unable to opine as to the validity of an approach of this type, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Basis of such property, or treat that portion as non-amortizable to the extent attributable to property the Basis of which is not amortizable. This method is consistent with the proposed regulations under Section 743 but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation Section 1.197-2(g)(3), neither of which is expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation or amortization convention under which all purchasers acquiring units in the same month would receive depreciation or amortization deductions, whether attributable to basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. Such an aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to specified unitholders. See "--Tax Treatment of Operations--Uniformity of Units."

  The allocation of the Section 743(b) adjustment must be made in accordance with the Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by us to goodwill which, as an intangible asset, would be amortizable over a longer period of time than our tangible assets.

  A Section 754 election is advantageous if the transferee's tax basis in his units is higher than those units' share of the aggregate tax basis to us of our assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in his share of our assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those unit's share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or adversely by the election.

  The calculations involved in the Section 754 election are complex and we will make them on the basis of assumptions as to the value of our assets and other matters. We cannot assure that our determinations will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If such permission is granted, a subsequent purchaser of Star Gas Partners units may be allocated more income than he would have been allocated had the election not been revoked.

  Notification Requirements. A Star Gas Partners unitholder who sells or exchanges units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. We are required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that describe the amount of the consideration received for the unit that is allocated to our goodwill or going concern value. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

  Constructive Termination. Star Gas Partners and Star Gas Propane will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in Star Gas Partners capital and profits within a 12-month period. A termination of Star Gas Partners will cause a termination of Star Gas Propane. A termination of Star Gas Partners will result in the closing of Star Gas Partners' taxable year for all Star Gas Partners unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of the tax year of Star Gas Partners may result in more than 12 months' taxable income or loss of Star Gas Partners being includable in his taxable income for the year of termination. Tax elections required to be made by Star Gas Partners, including a new election under
Section 754 of the Code, must be made after a termination and a termination could result in a deferral of Star Gas Partners deductions for depreciation. A termination could also result in penalties if Star Gas Partners were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject Star Gas Partners to, any tax legislation enacted before the termination.

State, Local and Other Tax Considerations

  In addition to federal income taxes, a unitholder will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which he or she resides or in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in Star Gas Partners. A unitholder will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. Star Gas Corporation anticipates that substantially all of our income will be generated in the following states: Connecticut, Indiana, Kentucky, Maine, Massachusetts, Michigan, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island, and West Virginia. Each of these states currently imposes a personal income tax; however, New Hampshire's tax only applies to interest and dividend income. Some of them may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of these states and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve the non-resident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. See "--Tax Treatment of Unitholders--Entity-Level Collections." Based on current law and our estimate of our future operations, we do not anticipate that any amounts required to be withheld will be material.

  It is the responsibility of each unitholder to investigate the legal and tax consequences of his investment in us, under the laws of pertinent states and localities. Accordingly, each prospective unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all U.S. federal, state and local, tax returns that may be required. Counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

                           PLAN OF DISTRIBUTION

  We may use this prospectus for the offer and sale of up to 1,000,000 common units from time to time as consideration for our acquisition of other businesses, properties or securities in business combination transactions. The consideration offered by us in such acquisitions, in addition to any common units offered by this prospectus may include assets, debt or other securities or assumption by us of liabilities of the business being acquired, or a combination of different types of consideration. The terms of acquisition are typically determined by negotiation between us and the owners of the businesses, properties or securities to be acquired, with our taking into account the quality of the management, the past and potential earning power and growth of the businesses, properties or securities to be acquired, and other relevant factors. Common units issued to the owners of the businesses, properties or securities to be acquired are generally valued at a price reasonably related to the market value of the common units either at the time the terms of the acquisitions are tentatively agreed upon or at or about the time or times of delivery of the common units.

                            VALIDITY OF COMMON UNITS

  The validity of the common units will be passed upon for Star Gas Partners by Phillips Nizer Benjamin Krim & Ballon LLP, New York, New York. Certain tax matters will be passed upon for Star Gas Partners by Andrews & Kurth L.L.P., New York, New York.

                                    EXPERTS

  The consolidated financial statements and schedule of Star Gas Partners, and its subsidiary and the Star Gas Group (Predecessor) as of September 30, 1997 and 1998 and for the fiscal years ended September 30, 1996, 1997 and 1998, incorporated by reference in this prospectus, have been incorporated by reference in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference and upon the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements and schedule of Petro as of December 31, 1997 and 1998 and for the fiscal years ended December 31, 1996, 1997 and 1998, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference and upon the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read our SEC filings over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy documents at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Full addresses: Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 7 World Trade Center, New York, New York, 10038; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

  We have filed with the SEC a registration statement on Form S-4, regarding the common units offered by this prospectus. The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. Regarding Star Gas Partners and the common units offered by this prospectus, we refer you to that registration statement on Form S-4 and its related exhibits and schedules for further information.

                           FORWARD-LOOKING STATEMENTS

  Many of the statements contained in this prospectus, including, without limitation, statements regarding our business strategy, plans and objectives of our management for future operations and statements made under "Cash Available for Distribution" are forward-looking within the meaning of the federal securities laws. These statements use forward-looking words, such as "anticipate," "continue," "expect," "may," "will," "estimate," "believe" or other similar words. These statements discuss future expectations or contain projections. Although we believe that the expectations reflected in the forward-looking statements are reasonable, actual results may differ from those suggested by the forward-looking statements for various reasons, including:

  .the effect of weather conditions on our financial performance;

  .our ability to obtain new customers and retain existing customers;

  .the price and supply of propane and home heating oil;

  .our ability to successfully identify and close strategic acquisitions and make cost saving changes in operations;

  .the effect of national and regional economic conditions;

  .the condition of the capital markets in the U.S.; and

  .the political and economic stability of the oil producing regions of the world.

  When considering forward-looking statements, you should keep in mind the risk factors referred to in this prospectus. The risk factors could cause our actual results to differ materially from those contained in any forward-looking statement. We disclaim any obligation to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

  You should consider the above information when reading any forward-looking statement in:

  .this prospectus; or

  .documents incorporated by reference in this prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by Star Gas Partners with the SEC (File No. 33-98490) are incorporated by reference in this prospectus:

  .Star Gas Partners' 1998 Annual Report on Form 10-K/A.

  .Star Gas Partners' Quarterly Report on Form 10-Q, dated February 12, 1999.

  .Star Gas Partners' Quarterly Report on Form 10-Q, dated May 13, 1999.

  .Star Gas Partners' Current Report on Form 8-K/A, dated November 24, 1997.

  .Star Gas Partners' Current Report on Form 8-K, dated November 20, 1998.

  .Star Gas Partners' Current Report on Form 8-K, dated February 18, 1999.

  .Star Gas Partners' Current Report on Form 8-K, dated March 26, 1999.

  .Star Gas Partners' Current Report on Form 8-K/A, dated May 26, 1999.

  In addition, all other reports and documents, we have filed under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before this offering shall be deemed incorporated by reference in this prospectus from the date of filing of those reports and documents. If information in incorporated documents conflicts with information in this prospectus you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

  This prospectus incorporates documents by reference that are not included with this prospectus. These documents, excluding exhibits to the documents, are available without charge, upon oral or written request by any person to whom this prospectus is delivered. Contact Star Gas LLC, 2187 Atlantic Street, Stamford, Connecticut 06902, Attention: Richard F. Ambury, Vice President and Treasurer, telephone (203) 328-7313.

               ANNEX A--APPLICATION FOR TRANSFER OF COMMON UNITS

  No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form shown or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

                    APPLICATION FOR TRANSFER OF COMMON UNITS

  The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

  The Assignee

  (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of Star Gas Partners, L.P. (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement"),

  (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement,

  (c) appoints the General Partner and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment hereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement,

  (d) gives the powers of attorney provided for in the Partnership Agreement and

  (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined here have the meanings assigned to those terms in the Partnership Agreement.

Date: _______________

-------------------------------------     -------------------------------------
Social Security or other identifying              Signature of Assignee
number of Assignee


                                          -------------------------------------
-------------------------------------         Name and Address of Assignee
Purchase Price including
commissions, if any

Type of Entity (check one):

[_] Individual           [_] Partnership              [_] Corporation


[_] Trust                [_] Other (specify) __________________________________

Nationality (check one):

[_] U.S. Citizen, Resident or Domestic Entity

[_] Foreign Corporation  [_] Non-resident Alien

  If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

  Under Section 1445(e) of the Internal Revenue Code of 1986, as amended, the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A. Individual Interestholder

  1. I am not a non-resident alien for purposes of U.S. income taxation.

  2. My U.S. taxpayer identification number (Social Security Number) is _____.

  3. My home address is _____________________________________________________.

B. Partnership, Corporation or Other Interestholder

  1. ________________________________________________________ is not a foreign
                            (Name of Interestholder)
    corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

  2. The interestholder's U.S. employer identification number is ____________.

  3. The interestholder's office address and place of incorporation (if applicable) is ____________________________________________________________

     ________________________________________________________________________.

  The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

  The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

  Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of

                             ---------------------
                            (Name of Interestholder)

                             ---------------------
                               Signature and Date

                             ---------------------
                             Title (if applicable)

  Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

                           ANNEX B--GLOSSARY OF TERMS

  Adjusted Operating Surplus: For any period, Operating Surplus generated during that period as adjusted to:

    (a) decrease Operating Surplus by;

      (1) any net increase in working capital borrowings during that period, and

      (2) any net reduction in cash reserves for Operating Expenditures during that period not relating to an Operating Expenditure made during that period; and

    (b) increase Operating Surplus by;

      (1) any net decrease in working capital borrowings during that period; and

      (2) any net increase in cash reserves for Operating Expenditures during that period required by any debt instrument for the repayment of principal, interest or premium.

  Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(1) of the definition of Operating Surplus.

  Available Cash: For any quarter prior to liquidation:

    (a)the sum of:

      (1) all cash and cash equivalents of the Star Gas Partners and its subsidiaries on hand at the end of that quarter; and

      (2) all additional cash and cash equivalents of Star Gas Partners and its subsidiaries on hand on the date of determination of Available Cash for that quarter resulting from Working Capital Borrowings after the end of that quarter;

    (b) less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to:

      (1) provide for the proper conduct of the business of Star Gas Partners and its subsidiaries (including reserves for future capital expenditures) after that quarter;

      (2) provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters; or

      (3) comply with applicable law or any debt instrument or other agreement or obligation to which any member of Star Gas Partners and its subsidiaries is a party or its assets are subject;

      provided, however, that the general partner may not establish cash reserves for distributions to the senior subordinated units unless the general partner has determined that in its judgment the establishment of reserves will not prevent Star Gas Partners from distributing the minimum quarterly distribution on all common units and any common unit arrearages thereon for the next four quarters; and, provided further, that disbursements made by Star Gas Partners and its subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of Available Cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within that quarter if the general partner so determines.

  Capital Account: The capital account maintained for a partner under the amended and restated partnership agreement. The Capital Account for a common unit, a subordinated unit, a junior subordinated unit, a general partner unit or any other specified interest in Star Gas Partners shall be the amount which that Capital Account would be if that common unit, subordinated unit, junior subordinated unit, general partner unit or other interest in Star Gas Partners were the only interest in Star Gas Partners held by a partner.

  Capital Surplus: All Available Cash distributed by Star Gas Partners from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since the commencement of Star Gas Partners equals the Operating Surplus as of the end of the quarter before that distribution. Any excess Available Cash will be deemed to be Capital Surplus.

  Closing Price: The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way. In either case, as reported in the principal consolidated transaction reporting system for securities listed or admitted to trading on the principal national securities exchange on which the units of that class are listed or admitted to trading. If the units of that class are not listed or admitted to trading on any national securities exchange, the last quoted price on that day. If no quoted price exists, the average of the high bid and low asked prices on that day in the over-the-counter market, as reported by the Nasdaq Stock Market or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by the board of directors of the general partner. If on that day no market maker is making a market in the units of that class, the fair value of such units on that day as determined reasonably and in good faith by the board of directors of the general partner.

  Current Market Price: With respect to any class of units listed or admitted to trading on any national securities exchange as of any date, the average of the daily Closing Prices for the 20 consecutive trading days immediately prior to such date.

 Interim Capital Transactions:

    (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any member of Star Gas Partners and its subsidiaries;

    (b) sales of equity interests (including common units sold to the underwriters in the exercise of their over-allotment option) by any member of Star Gas Partners and its subsidiaries; and

    (c) sales or other voluntary or involuntary dispositions of any assets of any member of Star Gas Partners and its subsidiaries (other than sales or other dispositions of inventory in the ordinary course of business, sales or other dispositions of other current assets, including, without limitation, receivables and accounts, in the ordinary course of business and sales or other dispositions of assets as a part of normal retirements or replacements), in each case before the dissolution and liquidation of Star Gas Partners.

  Operating Expenditures: All expenditures of Star Gas Partners and its subsidiaries including taxes, reimbursements of the general partner, debt service payments, and capital expenditures, subject to the following:

    (a) Payments (including prepayments) of principal and premium on a debt shall not be an Operating Expenditure if the payment is;

      (1) required for the sale or other disposition of assets or

      (2) made for the refinancing or refunding of indebtedness with the proceeds from new indebtedness or from the sale of equity interests. For purposes of the foregoing, at the election and in the reasonable discretion of the general partner, any payment of principal or premium shall be deemed to be refunded or refinanced by any indebtedness incurred or to be incurred by Star Gas Partners and its subsidiaries within 180 days before or after that payment to the extent of the principal amount of that indebtedness.

    (b) Operating Expenditures shall not include;

      (1) capital expenditures made for acquisitions or for capital improvements (as opposed to capital expenditures made to maintain assets);

      (2) payment of transaction expenses relating to Interim Capital Transactions;

      (3) payment of transaction expenses related to the merger and the transactions contemplated by the merger; or

      (4) distributions to partners. Where capital expenditures are made in part for acquisitions or capital improvements and in part for other purposes, the general partner's good faith allocation between the amounts paid for each shall be conclusive.

  Operating Surplus: As to any period before liquidation:

    (a)the sum of:

      (1) $20,340,600 plus all cash of Star Gas Partners and its subsidiaries on hand as of the close of business on the closing date of the initial public offering;

      (2) all the cash receipts of Star Gas Partners and its subsidiaries for the period beginning on the closing date of the initial public offering and ending with the last day of that period, other than cash receipts from Interim Capital Transactions (except to the extent specified in the amended and restated partnership agreement; and

      (3) all cash receipts of Star Gas Partners and its subsidiaries after the end of that period but on or before the date of determination of Operating Surplus for the period resulting from borrowings for working capital purposes; less

    (b)the sum of:

      (1) Operating Expenditures for the period beginning on the date of the closing of the initial public offering and ending with the last day of that period; and

      (2) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the general partner to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to Star Gas Partners or any of its subsidiaries or disbursements on behalf of Star Gas Partners or any of its subsidiaries) or cash reserves established, increased or reduced after the end of that period but on or before the date of determination of Available Cash for that period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within that period if the general partner so determines.

Notwithstanding the foregoing, "Operating Surplus" for the quarter in which the liquidation date occurs and any later quarter shall equal zero.

  subordination period: The subordination period will extend from the date of the closing of the initial public offering until the first to occur of the following:

    (a)the first day of any quarter beginning on or after October 1, 2002 for which;

      (1) distributions of Available Cash from Operating Surplus on each of the outstanding common units, senior subordinated units, junior subordinated units and general partner units equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common units and junior subordinated units for each of the three non-overlapping four-quarter periods immediately preceding that date;

      (2) the Adjusted Operating Surplus, generated during each of the three immediately preceding, non-overlapping four quarter periods equaled or exceeded the sum of minimum quarterly distribution on all of the common units, senior subordinated units, junior subordinated units and general partner units that were outstanding during those periods on a fully diluted basis for employee options or other employee incentive compensation (i.e., taking into account for purposes of that determination all outstanding common units, senior subordinated units, junior subordinated units and general partner units and all common units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest before the end of the quarter immediately following the quarter for which determination is made, and all units that have, as of the date of determination, been earned by but not yet issued to management of Star Gas Partners for incentive compensation); and

      (3) there are no arrearages in payment of the minimum quarterly distribution on the common units.

    (b) the date on which the general partner is removed as general partner of Star Gas Partners upon the requisite vote by limited partners under circumstances where cause does not exist; provided, however, that if the general partner is removed during the subordination period within 12 months after the end of a six-quarter period in which the minimum quarterly distribution was not made on the common units for more than one of those quarters (excluding for this purpose the payment of any common unit arrearages) and the first quarter of that six-quarter period that the minimum quarterly distribution on common units was not made occurs after March 31, 2001, then the subordination period will not end. In the event that the general partner is removed under the circumstances described above, the junior subordinated units shall convert into senior subordinated units on a one-for-one basis and the distribution rights on the general partner units will rank equally with the senior subordinated units.

  Working Capital Borrowings: Borrowings under to a facility or other arrangement requiring all of its borrowings to be reduced to a relatively small amount each year for an economically meaningful period of time. Borrowings that are not intended exclusively for working capital purposes shall not be treated as Working Capital Borrowings.

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  We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any common units in any jurisdiction where it is unlawful. The information in this prospectus is correct as of the date that information is given.

                               ----------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Guide To Reading This Prospectus..........................................   1
Summary...................................................................   2
Risk Factors..............................................................  11
The Transaction...........................................................  21
Use of Proceeds...........................................................  23
Outstanding Securities Covered by This Prospectus.........................  23
Star Gas Partners Structure and Management Following the Transaction......  23
Price Range of Common Units and Distributions.............................  25
Cash Distribution Policy..................................................  26
Business..................................................................  36
Management................................................................  49
Beneficial Ownership of Principal Unitholders and Management..............  54
Description of the Common Units...........................................  55
Federal Income Tax Considerations.........................................  57
Plan of Distribution......................................................  72
Validity of Common Units..................................................  72
Experts...................................................................  72
Where You Can Find More Information.......................................  73
Forward-Looking Statements................................................  73
Incorporation of Certain Documents by Reference...........................  74
Annex A -- Application for Transfer of Common Units....................... A-1
Annex B -- Glossary of Terms.............................................. B-1

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                          1,000,000 Common Units

                            Star Gas Partners, L.P.

                                 Representing
                           Limited Partner Interests

                               ----------------

                                  PROSPECTUS

                               ----------------









                               ----------------

                               May  , 1999

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                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

  The Partnership Agreement and the Operating Partnership Agreement provide that the Partnership or the Operating Partnership, as the case may be, will indemnify (to the fullest extent permitted by applicable law) certain persons from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgements, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any claim, demand, action, suit or proceeding to which the Indemnitee is or was an actual or threatened party and which relates to the Partnership Agreement or the Operating Partnership Agreement or the property, business, affairs or management of the Partnership or the Operating Partnership. This indemnity is available only if the Indemnitee acted in good faith, in a manner in which such Indemnitee believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Indemnitees include the General Partner, any Departing Partner, any affiliate of the General Partner or any Departing Partner, any person who is or was a director, officer, employee or agent of the general partner or any Departing Partner or any affiliate of either, or any person who is or was serving at the request of the General Partner, any Departing Partner, or any such affiliate as a director, officer, partner, trustee, employee or agent of another person. Expenses subject to indemnity will be paid by the applicable partnership to the Indemnitee in advance, subject to receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification. The Partnership will, to the extent commercially reasonable, purchase and maintain insurance on behalf of the Indemnitees, whether or not the Partnership would have the power to indemnify such Indemnitees against liability under the applicable partnership agreement. Star Gas LLC maintains a policy of directors' and officers' liability insurance on behalf of its officers and directors.

Item 21. Exhibits

  The following is a complete list of Exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibit                                  Description
-------  ----------------------------------------------------------------------------
 4.2     Form of Agreement of Limited Partnership of Star Gas Partners,
         L.P.+
 4.3     Form of Agreement of Limited Partnership of Star Gas
         Propane, L.P.+
 5.1     Opinion of Phillips Nizer Benjamin Krim & Ballon LLP
         as to the validity of the securities being registered.++
 8.1     Opinion of Andrews & Kurth L.L.P. as to certain federal
         income tax matters.**
 23.1    Consent of KPMG LLP.**
 23.2    Consent of Phillips Nizer Benjamin Krim & Ballon LLP
         (included in their opinion filed as Exhibit 5.1).++
 23.3    Consent of Andrews & Kurth L.L.P. (included in their
         opinion filed as Exhibit 8.1).**
 24.1    Powers of Attorney (included on the Registration Statement Signature Page)++

--------
** Filed herewith.
+ Incorporated by reference to an exhibit to the Registrant's Registration Statement on Form S-4, File No. 333-66005, filed with the Commission on October 22, 1998.
++ Previously filed.

Item 22. Undertakings

  (1) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (2) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or controlling persons of the Registrant pursuant to the provisions described in Item 15 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (3) The undersigned Registrant hereby undertakes:

  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; provided, however, that the undertakings set forth in paragraph (a)(i) and (a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement; and

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement. Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
          Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

  (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) To respond to requests for information that is incorporated by reference into this Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally promptly means. This includes information contained in documents filed subsequent to the effective day of the Registration Statement through the date of responding to the request.

  (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration Statement when it became effective.

  (6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (7) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford, state of Connecticut, on May 26, 1999.

                                          Star Gas Partners, L.P.

                                          By:  STAR GAS LLC, as
                                               General Partner

                                               /s/ Irik P. Sevin
                                          By: ____________________
                                               Irik P. Sevin
                                               Chairman of the Board and
                                               Chief Executive Officer

                             POWER OF ATTORNEY

  Each Person whose signature appears below appoints Irik Sevin, Richard F. Ambury and George Leibowitz and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including and amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462 (b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection, therewith, with the Securities and Exchange Commission, granted unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or world do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them or their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

          /s/ Irik P. Sevin            Chairman of the Board and     May 26, 1999
______________________________________  Chief Executive Officer
            Irik P. Sevin               (Principal Executive and
                                        Accounting Officer)

         /s/ George Leibowitz          Chief Financial Officer       May 26, 1999
______________________________________  (Principal Financial
           George Leibowitz             Officer)

         /s/ Audrey L. Sevin           Director                      May 26, 1999
______________________________________
           Audrey L. Sevin

        /s/ William Nicoletti          Director                      May 26, 1999
______________________________________
          William Nicoletti

          /s/ Paul Biddelman           Director                      May 26, 1999
______________________________________
            Paul Biddelman

        /s/ Thomas J. Edelman          Director                      May 26, 1999
______________________________________
          Thomas J. Edelman

         /s/ Wolfgang Traber           Director                      May 26, 1999
______________________________________
           Wolfgang Traber

      /s/ William G. Powers, Jr.       Director                      May 26, 1999
______________________________________
        William G. Powers, Jr.